UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Build-A-Bear Workshop, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

April 6, 2015

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. to be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 on Thursday, May 14, 2015, at 10:00 a.m. Central Time. For your reference, directions for our annual meeting site are provided at Appendix A to this proxy statement.

At the meeting, you will be asked to elect three Directors; ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; and transact such other business as may properly come before the meeting.

The formal Notice of Annual Meeting of Stockholders and proxy statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting. Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. You may vote via the Internet, as well as by telephone or by mailing the proxy card. Please review the instructions with the proxy card regarding each of these voting options.

Thank you for your continued support of, and interest in, Build-A-Bear Workshop. I look forward to seeing you at the annual meeting.

Sincerely,

Sharon John
Chief Executive Officer

Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 14, 2015

The 2015 Annual Meeting of Stockholders of BUILD-A-BEAR WORKSHOP, INC., a Delaware corporation (the “Company”), will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 14, 2015, at 10:00 a.m. Central Time, to consider and act upon the following matters:

1.     to elect three Directors;

2.     to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s current fiscal year;

3.     to approve, by non-binding vote, executive compensation; and

4.     to transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 24, 2015 are entitled to notice of and to vote at the annual meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either (i) complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope, or (ii) vote electronically via the Internet or telephone as described in greater detail in the proxy statement. Returning the enclosed proxy, voting electronically, or voting telephonically will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Eric Fencl
Chief Administrative Officer, General Counsel and Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

BUILD-A-BEAR WORKSHOP, INC.

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114

 2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company” or “Build-A-Bear Workshop”), to be voted at the 2015 Annual Meeting of Stockholders of the Company and any adjournment or postponement of the meeting. The meeting will be held at our World Bearquarters, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, on Thursday, May 14, 2015, at 10:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. For your reference, directions to our annual meeting site are provided at Appendix A to this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2015

The Company’s proxy statement, Annual Report on Form 10-K for the 2014 fiscal year and summary Annual Report to Stockholders are available at https://materials.proxyvote.com/120076.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

Because you were a stockholder of the Company as of March 24, 2015 (the “Record Date”) and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about April 6, 2015.

What Am I Voting On?

You are voting on three items:

(a)	the election of three Directors;
(b)	the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2015; and
(c)	the approval, by non-binding vote, of executive compensation.

How Do I Vote?

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

(a)	by toll-free telephone at 1-800-652-8683;
(b)	by Internet at www.investorvote.com/BBW;
(c)	by completing and returning your proxy card in the postage-paid envelope provided; or
(d)	by written ballot at the meeting.

Street Name Holders: Shares which are held in a brokerage account in the name of the broker are said to be held in “street name.” If your shares are held in street name you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Please note that brokers may no longer use discretionary authority to vote shares on the election of Directors or on executive compensation matters if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Regardless of how your shares are registered, if you complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.

What is the Deadline for Voting via Internet or Telephone?

Internet and telephone voting for stockholders of record is available through 11:59 p.m. Eastern Time on Wednesday, May 13, 2015 (the day before the annual meeting).

What Are the Voting Recommendations of the Board of Directors?

The Board recommends the following votes:

(a)	FOR election of both of the three nominees as Directors;
(b)	FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2015; and
(c)	FOR the non-binding approval of executive compensation.

Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Sharon John, Voin Todorovic and Eric Fencl to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How Many Votes Do I Have?

You will have one vote for every share of Build-A-Bear Workshop common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

17,424,819, consisting of one vote for each share of Build-A-Bear Workshop common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of Build-A-Bear Workshop common stock outstanding on the Record Date, or 8,712,410 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

In the election of Directors (Proposal 1), the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum. Abstentions have no effect on the election of Directors.

For the proposals to (i) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal 2), and (ii) approve, by non-binding vote, executive compensation (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. An abstention with respect to these proposals will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a “no” vote.

Please vote your proxy so your vote can be counted. This is particularly important since brokers may no longer use discretionary authority to vote shares on the election of Directors or on executive compensation matters if they have not received instructions from their clients. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to the matter and will therefore have no effect on the outcome of that matter.

Can I Change My Vote?

Yes. Just send in a new proxy card with a later date, cast a new vote by telephone or Internet, or send a written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

How Can I Access the Company’s Proxy Materials and Annual Report Electronically Online?

This proxy statement and the 2014 Annual Report are available at https://materials.proxyvote.com/120076.

Who Can Attend the Annual Meeting?

Any Build-A-Bear Workshop stockholder as of the Record Date may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.

If you return a proxy card without indicating your vote, your shares will be voted as follows: (i) FOR the three nominees for Director named in this proxy statement (Proposal 1); (ii) FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal 2015 (Proposal 2); (iii) FOR approval, by non-binding resolution, of executive compensation (Proposal 3); and (iv) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting.

Proof of ownership of Build-A-Bear Workshop stock, as well as a valid form of personal identification (with picture), must be presented in order to attend the annual meeting.

What is “Householding” of Proxy Materials?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. The Company will deliver, promptly upon request, a separate copy of the proxy statement to any stockholder who is subject to householding. You can request a separate proxy statement by writing to the Company at Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000. Once you have received notice from your broker or the Company that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Build-A-Bear Workshop, Inc., Attention: Corporate Secretary, 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114 or by calling the Company at (314) 423-8000.

Who Pays for the Solicitation of Proxies?

The Company will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefor will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company’s officers, Directors and employees, without special compensation for such activities.

VOTING SECURITIES

On the Record Date, there were 17,424,819 outstanding shares of the Company’s common stock (referred to herein as “shares”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s shares as of March 24, 2015 (unless otherwise noted) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares, (ii) each Director and Director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all executive officers and Directors of the Company as a group. The table includes shares that may be acquired within 60 days of March 24, 2015 upon the exercise of stock options by employees or outside Directors and shares of restricted stock. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and dispositive power over the shares that each of them beneficially owns. Except as indicated below, the address of each person or entity listed is c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. For the beneficial ownership of the stockholders owning 5% or more of the shares, the Company relied on publicly available filings and representations of the stockholders.

	Amount and Nature of
	Shares of Common Stock
Name of Beneficial Owner	Beneficially Owned(16)(17)	Percentage of Class
Braden Leonard(1)	1,659,791	9.5%
Dimensional Fund Advisors LP(2)	1,460,438	8.4%
Maxine Clark and affiliates(3)	662,948	3.8%
Sharon John(4)	191,810	1.1%
Eric Fencl(5)	177,144	1.0%
Tina Klocke(6)	166,173	1.0%
Mary Lou Fiala(7)	115,396	*
Coleman Peterson(8)	97,620	*
James M. Gould (9)	42,067	*
Jennifer Kretchmar(10)	10,597	*
Gina Collins(11)	10,378	*
Voin Todorovic(12)	6,909	*
Michael Shaffer (13)	5,495	*
Kenneth Wine(14)	2,340	*
All Directors and executive officers as a group (12 persons)(16)	3,146,328	17.9%

*	Less than 1.0%.

(1)

Represents 1,528,000 shares held by BML Investment Partners, L.P. (“BML”), with respect to which BML and Braden M. Leonard share voting and dispositive power, 126,296 shares of common stock held by Mr. Leonard with respect to which he has sole voting and dispositive power, and 5,495 shares of restricted stock. The principal address of BML and Mr. Leonard is 65 E. Cedar—Suite 2, Zionsville, Indiana 46077. Mr. Leonard controls the voting and/or dispositive power for the shares held by BML as the managing member of BML’s sole general partner.

(2)

Represents 1,460,438 shares held by Dimensional Fund Advisors LP (“Dimensional”), with respect to which Dimensional has sole dispositive power, and includes 1,409,298 shares to which Dimensional has sole voting power. The principal address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding ownership by Dimensional is based solely on a Form 13G/A filed by Dimensional on February 5, 2015.

(3)

Represents 100 shares owned directly by Ms. Clark, 37,402 shares owned indirectly through her husband (over which Ms. Clark has no voting or dispositive power), and 625,446 shares held by Smart Stuff, Inc. Ms. Clark controls the voting and/or dispositive power for the shares held by Smart Stuff, Inc. as its president and sole stockholder. Smart Stuff, Inc. was issued membership interests in the predecessor entity to the Company in 1997 in conjunction with the original founding of the business by Ms. Clark.

(4)	Represents 23,506 shares of common stock, 110,351 restricted shares, and vested options to purchase 57,953 shares with exercise prices ranging from $6.56 to $9.43.
(5)	Represents 112,626 shares of common stock, 15,019 restricted shares, and vested options to purchase 49,499 shares with exercise prices ranging from $5.11 to $9.43.
(6)

Represents 137,115 shares of common stock (including 300 shares owned by Ms. Klocke’s spouse and 200 shares held in trust for the benefit of Ms. Klocke’s children), 20,499 restricted shares, and vested options to purchase 8,559 shares with exercise prices ranging from $6.21 to $9.43.

(7)	Represents 109,169 shares of common stock and 6,227 restricted shares.
(8)	Represents 92,125 shares of common stock and 5,495 restricted shares.
(9)	Represents 36,572 shares of common stock (including 300 shares held in a custodial account for Mr. Gould’s son) and 5,495 restricted shares.
(10)	Represents 10,597 shares, all of which are restricted.

(11)	Represents 907 shares of common stock, 6,840 restricted shares, and vested options to purchase 2,631 shares with an exercise price of $8.45.
(12)	Represents 6,909 shares, all of which are restricted.
(13)	Represents 5,495 shares, all of which are restricted.
(14)	Represents 2,340 shares of common stock, none of which are restricted.
(15)

Includes all Directors and executive officers who own a total of 198,422 shares of restricted stock and vested options to purchase a total of 118,642 shares of common stock. Shares owned by Mr. Ebsworth, a Director Emeritus, are not included.

(16)	No Director or Named Executive Officer beneficially owns shares that are pledged as security.
(17)	Share numbers include restricted stock granted to Named Executive Officers on March 17, 2015 at a closing price of $20.80.

PROPOSAL NO. 1. ELECTION OF DIRECTORS

The Company’s Board of Directors presently has seven members, divided into three classes which as nearly as possible are equal in number. The classes have staggered three-year terms. As a result, only one class of Directors is elected at each annual meeting of our stockholders. Braden Leonard, Coleman Peterson and Michael Shaffer are Class II Directors, and their terms will expire at the 2015 annual meeting. Mary Lou Fiala and James M. Gould are Class III Directors, and their terms will expire at the 2016 annual meeting. Maxine Clark and Sharon John are Class I Directors, and their terms will expire at the 2017 annual meeting. Currently, all of our Directors hold office until the annual meeting of stockholders at which their terms expire or until their successors are duly elected and qualified.

Under our Corporate Governance Guidelines, a Director may not stand for election or re-election after reaching the age of 73. Barney Ebsworth did not stand for re-election at the 2006 annual meeting and serves the Company as Director Emeritus.

A Director Emeritus is not permitted to vote on matters brought before the Board of Directors or any Board committee and is not counted for the purposes of determining whether a quorum of the Board or a Board committee is present. A Director Emeritus is not compensated for his or her services.

The Nominating and Corporate Governance Committee nominated the Class II Directors, Messrs. Leonard, Peterson and Shaffer, to be re-elected to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified. As noted below, Messrs. Leonard and Peterson have served on our Board of Directors for several years. Mr. Shaffer was appointed to the Board of Directors in May 2014.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES

Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Unless otherwise specified, all proxies will be voted in favor of the three nominees listed herein for election as Directors.

The Board has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

DIRECTORS

Set forth below are the names, ages, positions and brief accounts of the business experience for each of our Directors as of March 24, 2015. The biographies of each of the nominees and continuing Directors below contains information each Director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a Director or has served as a Director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a Director, we also believe that all of our Director nominees and continuing Directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Class II Directors — Terms Expiring in 2015 and Standing for Re-Election

Braden Leonard, 44, has served on the Board of Directors since 2011. Since 2004, Mr. Leonard has been the Managing Member and founder of BML Capital Management, LLC (“BML”), which is the General Partner of BML Investment Partners, L.P., a concentrated value oriented investment fund. At BML, he is responsible for research, capital allocation, and all investment decisions. Prior to founding BML, Mr. Leonard was an equity trader for a proprietary trading firm, ETG, LLC from 1995 to 2003. Mr. Leonard has a bachelor’s degree in accounting from Purdue University. He resides in Zionsville, Indiana with his wife and three daughters.

As an equity trader and later as Managing Member of the General Partner of an investment fund, Mr. Leonard obtained extensive expertise in financial analysis and investments. He brings to the Build-A-Bear Workshop Board of Directors insights on financing issues and capital allocation. As a representative of the Company’s largest stockholder, he also provides insights from an institutional shareholder perspective.

Coleman Peterson, 66, has served on the Board of Directors since 2005. Mr. Peterson is President and Chief Executive Officer of Hollis Enterprises LLC, a human resources consulting firm, which he founded in 2004 following his retirement from Wal-Mart Stores, Inc. (“Walmart”). Mr. Peterson served as the Executive Vice-President of People at Walmart from 1994 to 2004. Prior to joining Walmart in 1994, Mr. Peterson spent 16 years with Venture Stores, with his last role being the Senior Vice-President of Human Resources. Mr. Peterson holds an undergraduate degree in English literature and a master’s degree in Industrial Relations from Loyola University of Chicago. Mr. Peterson serves on the Board of Directors of J.B. Hunt Transportation, Inc., a publicly traded trucking and transportation company, and Cracker Barrel Old Country Store, Inc., a publicly traded owner of stores and restaurants. He previously served as a Director of The Service Master Company, formerly a publicly traded company. He served as the Chairman of the Board of Trustees of Northwest Arkansas Community College. He formerly served on the Executive Committee of the National Association for the Advancement of Colored People (“NAACP”) and also served as Treasurer of the NAACP Special Contributions Fund. Mr. Peterson resides in Hilton Head, South Carolina with his wife. They have a daughter and a son.

As a human resources executive for retail companies and Chief Executive Officer of a human resources consulting firm, and through his service on the Board of Directors of other publicly traded companies, Mr. Peterson obtained extensive expertise in the areas of human resources, succession planning, retailing, store operations, strategic planning, and corporate governance. He brings to the Build-A-Bear Workshop Board of Directors skills and talents to help the Company develop its compensation programs, manage its human resources, oversee succession planning, and operate its retail business.

Michael Shaffer, 52, was appointed to the Board of Directors at the regular Board meeting on May 8, 2014. Since 2012, Mr. Shaffer has been Executive Vice President and Chief Operating & Financial Officer for PVH Corp., a publicly traded branded lifestyle apparel company, where he oversees the retail division, treasury, corporate finance, information technology, and logistics services. Mr. Shaffer joined PVH Corp. in 1990 as a Financial Budget Manager and has held numerous positions in the wholesale and retail divisions of PVH Corp. including, Director of Accounting Operations, Division Controller, Vice President and Controller, Senior Vice President of Retail Operations, and Executive Vice President of Finance. In 2006 Mike was named Executive Vice President, Chief Financial Officer before being promoted to his current role. Prior to joining PVH Corp., Mr. Shaffer served as a Senior Auditor at Deloitte & Touche LLP. He has more than 25 years of diverse financial management and executive leadership experience in the apparel and financial industries. He serves on the Advisory Board of FM Global and is a member of the Board of Directors of HealthCare Chaplaincy Network and Beat The Streets. Mr. Shaffer holds a Bachelor of Arts in Accounting from George Washington University and he is a Certified Public Accountant in the State of New Jersey. Mr. Shaffer resides in metropolitan New York with his wife.

Throughout his career, Mr. Shaffer has obtained extensive financial and accounting expertise. During his tenure as Executive Vice President and Chief Operating & Financial Officer of PVH Corp., he also gained expertise in store operations, information technology, logistics, corporate administration, and strategic planning. Mr. Shaffer qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. In addition, given his experience with other consumer-focused businesses, Mr. Shaffer provides valuable insights and perspectives regarding the financing and operation of the Company’s business.

Class III Directors — Terms Expiring in 2016

Mary Lou Fiala, 63, has served on the Board of Directors since 2005. She was appointed as our Non-Executive Chairman in November 2011. Ms. Fiala is the Co-Chairman of LOFT Unlimited, a personal financial and business consulting firm in Jacksonville, Florida. Ms. Fiala served as President and Chief Operating Officer of Regency Centers Corporation (“Regency”), a publicly traded real estate investment trust (a “REIT”) specializing in the ownership and operation of grocery anchored shopping centers, from 1999 to 2008. She was named Vice Chairman and Chief Operating Officer in January 2009, a position she served in until December 2009. In her role as Vice Chairman and Chief Operating Officer, Ms. Fiala was responsible for the operational management of Regency’s retail centers nationwide. She is a current member of the Board of Directors of Regency and General Growth Properties, Inc., a publicly traded shopping mall real estate investment trust. She served as the 2008-2009 Chairman of the International Council of Shopping Centers and was an independent director of CNL Growth Properties, Inc. (f/k/a Global Growth Trust, Inc.), an international non-traded SEC reporting real estate investment trust, until August 2014. Ms. Fiala earned a Bachelor of Science degree from Miami University. Ms. Fiala and her husband reside in Colorado. They have three children and two grandchildren.

Ms. Fiala has extensive operational experience in the retail industry. Prior to working with Regency, Ms. Fiala served in senior management positions at Security Capital Global Strategic Group Incorporated, Macy’s East/Federated Department Stores, and Henri Bendel. Her prior leadership roles, including those in the retail industry, allow her to provide to our Board of Directors insight on management and operational initiatives.

James M. Gould, 66, has served on the Board of Directors since our conversion to a corporation in 2000, and he served on an advisory board to our predecessor entity prior to that time. Mr. Gould is a Managing General Partner of The Walnut Group, a group of affiliated private equity funds, and he has held that position since 1994. He is also the Managing Member of Gould Venture Group V, LLC, a diversified financial concern, and is the owner of Management One, LLC, a firm he founded that represents professional athletes. He serves on several private company boards, including Wild Things, Inc., a designer of high-end outdoor apparel, The O’Gara Group, Inc. a global products and services company, and Adspace Networks, a mall digital media network. He has served on numerous charitable boards, including the Korey Stringer Institute, where he serves as co-founder and Chairman, Blue Legacy International, Prevent Child Abuse America, Camp BrightLight in partnership with the YMCA and the Cincinnati Ballet Company. Mr. Gould has a bachelor’s degree in history from the University of Wisconsin. He resides in Cincinnati, Ohio.

As Managing General Partner of a group of private equity funds, Mr. Gould has extensive financial, merchandising, corporate governance and traditional and multi-channel marketing experience. As an executive producer of motion pictures and as a sports agent, he also has extensive entertainment experience and brand expertise. With this background, Mr. Gould brings to Build-A-Bear Workshop highly relevant and valuable insights in the areas of financing, merchandising, marketing, and development of our entertainment properties and strategic opportunities.

Class III Directors — Terms Expiring in 2017

Maxine Clark, 66, founded the Company in 1997 and served as our Chief Executive Bear until June 2013. She was our President from our inception in 1997 to April 2004, and served as Chairman of our Board of Directors from April 2000 until November 2011. Prior to founding Build-A-Bear Workshop, Ms. Clark was the President of Payless ShoeSource, Inc. (“Payless”) from 1992 until 1996. Before joining Payless, Ms. Clark spent over 19 years in various divisions of The May Department Stores Company in areas including merchandise development, merchandise planning, merchandise research, marketing and product development. Ms. Clark serves on the Board of Directors of Foot Locker, Inc., and formerly served on the Board of Directors of J. C. Penney Company, Inc., both publicly traded retail companies. She serves on the Board of Directors of The Gymboree Corporation, a publicly reporting retail company and the Board of Advisors of Lewis & Clark Ventures, a St. Louis-based private equity firm. Ms. Clark is a member of the Board of Trustees of Washington University in St. Louis and serves on the Board of Directors of Barnes-Jewish Hospital in St. Louis, the Goldfarb School of Nursing at Barnes-Jewish College, the St. Louis Regional Educational and Public Television Commission (KETC/Channel 9 Public Television), and is Chair of KIPP St. Louis Public Charter School. She is also a Managing Partner of Prosper Women’s Capital, a fund created to invest in women owned businesses in the St. Louis area. Ms. Clark is Past Chair of Teach for America-St. Louis and a member of its national Board. She is a past trustee of the International Council of Shopping Centers and a member of the Committee of 200, an organization for women entrepreneurs around the world. Ms. Clark has a bachelor’s degree from the University of Georgia and an Honorary Doctor of Laws from Saint Louis University.

Ms. Clark has extensive leadership and executive experience in the retail industry, which includes founding and leading Build-A-Bear Workshop. She has nearly 40 years of experience in the areas of marketing, merchandising, store operations, digital technology, entertainment, strategic planning, and real estate. With this experience, along with her service on the Boards of Directors of other publicly traded retail companies, she brings to the Build-A-Bear Workshop Board of Directors highly relevant and valuable insights and perspectives on all aspects of the Company’s retail and entertainment business.

Sharon John, 51, was appointed to the Board of Directors on June 3, 2013 in connection with her employment as Chief Executive Officer and Chief President Bear of the Company. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine World Wide, Inc., which designs and markets footwear for children. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys, served as Vice President, U.S. Toy Division with VTech Industries, Inc., and served in a range of roles at Mattel, Inc. She started her career in advertising, overseeing accounts such as Hershey’s and the Snickers/M&M Mars business. Ms. John serves on the Board of Directors of Jack in the Box Inc., a publicly traded restaurant company. Ms. John holds a Bachelor of Science Degree in Communications from the University of Tennessee at Knoxville and a Master of Business Administration from Columbia University. She resides in St. Louis, Missouri with her husband and three children.

In her various executive management positions, Ms. John gained extensive experience in all aspects of retail branding, including children's brands, marketing to moms and kids, and licensing, product development and innovation expertise. With this background, Ms. John brings to Build-A-Bear Workshop highly relevant and valuable insights and perspectives in leading businesses, strategic planning, brand building, marketing, licensing, merchandising, and retail operations.

Director Emeritus

Barney Ebsworth, 80, has served on the Board of Directors from 2000 until he became a Director Emeritus after our 2006 annual meeting of stockholders, and he served on an advisory board to our predecessor entity prior to that time. Mr. Ebsworth is the founder and Chief Executive Officer of Windsor, Inc., formed in 1979 for the purpose of providing financing for venture capital, real estate and other investments. Mr. Ebsworth was the founder and Chief Executive Officer of INTRAV, a general agency formed in 1959 for the purpose of selling travel to individuals and businesses, until the company was sold in 1999. Mr. Ebsworth also founded Royal Cruise Line and Clipper Cruise Line in 1972 and 1981, respectively. He was the Chairman of those companies from inception to the time they were sold in 1986 and 1997, respectively. Mr. Ebsworth is also a Trustee of the Seattle Art Museum and a member of the Trustees Council and Co-Chairman of the Collectors Committee of the National Gallery of Art, Washington D.C. Mr. Ebsworth has a bachelor’s degree from Washington University in St. Louis. He has one daughter, one granddaughter and one grandson.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Company’s Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require Board approval, the Board provides advice and counsel to, and ultimately monitors the performance of, the Company’s senior management. There are three standing committees of the Board of Directors: the Audit Committee, the Compensation and Development Committee, and the Nominating and Corporate Governance Committee.

COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, BUSINESS CONDUCT POLICY AND CODE OF ETHICS

The Board of Directors has adopted charters for all three of its standing Committees. The Board has also adopted Corporate Governance Guidelines, which set forth the obligations and responsibilities of the Directors with respect to independence, meeting attendance, compensation, re-election, orientation, self-evaluation, and stock ownership. The Board of Directors has also adopted a Business Conduct Policy which applies to all of the Company’s Directors and employees, and a Code of Ethics Applicable to Senior Executives, which applies to the Company’s senior executives, including the principal executive and financial officer, and the controller. Copies of the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives can be found in the Corporate Governance section on the Company’s Investor Relations website at http://ir.buildabear.com (information on our website does not constitute part of this proxy statement). The Company intends to comply with the amendment and waiver disclosure requirements of applicable Form 8-K rules by posting such information on its website. The Company will post any amendments to the Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives in the same section of the Company’s website. The Committee charters, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics Applicable to Senior Executives are also available in print to stockholders and interested parties upon written request delivered to Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114. Each of our Directors, executive officers, Bearquarters associates, and store management sign our Business Conduct Policy on an annual basis to ensure compliance. In addition, each of our executives signs our Code of Ethics Applicable to Senior Executives each year to ensure compliance.

Board Leadership Structure

The Board has separated the role of Chairman from the role of Chief Executive Officer. The Board chose to separate the roles of Chairman and Chief Executive Officer in recognition of the current demands of the two roles. While the Non-Executive Chairman organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management, the Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Non-Executive Chairman creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out her responsibilities, the Non-Executive Chairman preserves the distinction between management and Board oversight by (i) ensuring that management develop corporate strategy and risk management practices, and (ii) focusing the Board to review and express its judgments on such developments.

The Board believes this structure provides an efficient and effective leadership model for the Company. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	A strong, independent, clearly-defined Non-Executive Chairman role;
•	Executive sessions of the non-management Directors before or after every regular Board meeting and of the independent Directors periodically but no less than annually; and
•	Annual performance evaluations of the Chief Executive Officer by the independent Directors.

The responsibilities of the Non-Executive Chairman include: (i) collaborating with the Chief Executive Officer to determine Board meeting agendas; (ii) presiding at all meetings of the Board, including executive sessions of the non-management Directors and of the independent Directors; (iii) facilitating communication with non-management Directors, including strategy updates; (iv) serving as principal liaison between the independent Directors, the Chief Executive Officer, and the Company’s management; (v) collaborating with the Board on Chief Executive Officer succession planning; (vi) collaborating with the Board regarding the retention of outside advisors and consultants who report directly to the Board when necessary; and (vii) if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication. The Non-Executive Chairman collaborates with the Board and the Chief Executive Officer to set strategic goals for the Company and develop plans to implement those goals.

Stockholders or interested parties can contact the Non-Executive Chairman, Mary Lou Fiala, in writing c/o Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114.

Meeting Attendance

The Board of Directors met seven times in 2014 for regular and special meetings. All Directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they served. Overall attendance at meetings of the Board and Board committees in 2014 was approximately 95%. While the Company does not have a formal policy requiring members of the Board to attend the annual meeting, the Company encourages all Directors to attend. All of our current Directors attended our 2014 annual meeting except for Mr. Shaffer who was appointed to the Board on the date of the annual meeting. All Directors plan to attend the 2015 annual meeting.

The members, primary functions and number of meetings held for each of the Committees are described below.

Audit Committee

The members of the Audit Committee are Michael Shaffer (Chair), Mary Lou Fiala, and Braden Leonard.

The Audit Committee reviews the independence, qualifications and performance of our independent auditors, and is responsible for recommending the initial or continued retention of, or a change in, our independent auditors. The Committee reviews and discusses with our management and independent auditors our financial statements and our annual and quarterly reports, as well as the quality and effectiveness of our internal control procedures, critical accounting policies and significant regulatory or accounting initiatives.

The Committee discusses with management earnings press releases and our major financial risk exposures. Furthermore, the Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The Committee approves the audit plan and staffing, duties and performance of the internal audit function. Periodically throughout each year, the Committee meets separately in executive session with management, the independent accountants, and the Company’s internal auditors to discuss any matters that the Committee or any of these groups believe should be discussed privately.

In fulfilling its responsibilities, the Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis, and performs an annual self-evaluation of Committee performance. The Audit Committee held eight meetings in 2014.

Compensation and Development Committee

The members of the Compensation and Development Committee are Coleman Peterson (Chair), Mary Lou Fiala, and James M. Gould.

The Compensation and Development Committee is responsible for evaluating and approving the Company’s overall compensation philosophy and policies, and consults with management regarding the Company’s executive compensation program. The Committee makes recommendations to the Board of Directors regarding compensation arrangements for our executive officers, including annual salary, bonus and long-term incentive awards, and is responsible for reviewing and making recommendations to the Board regarding the compensation of the Company’s Directors. As part of its duties, the Committee oversees and administrates the Company’s employee benefit and incentive compensation plans and programs, including the establishment of certain applicable performance criteria and assessment of risks associated with those plans and programs. The Committee also reviews and assesses the adequacy of the Company’s stock ownership and retention guidelines for senior executives. For additional information on the Committee’s processes, please see the “Compensation Discussion and Analysis” section of this proxy statement.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Compensation and Development Committee held nine meetings in 2014.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are James M. Gould (Chair), Braden Leonard, Coleman Peterson, and Michael Shaffer.

The Nominating and Corporate Governance Committee establishes criteria for membership of the Company’s Board of Directors and its committees and selects and nominates candidates for election or re-election as Directors at the Company’s annual meeting. Additionally, the Committee determines the composition, nature and duties of the Board committees and oversees the Board and committee self-evaluation processes.

The Committee is also responsible for reviewing and making recommendations to the Board regarding the Company’s Corporate Governance Guidelines, whistleblower policy and ethics codes.

The Committee reports regularly to the Board regarding its activities, reviews and reassesses the adequacy of its charter on an annual basis and conducts an annual self-evaluation of Committee performance. The Nominating and Corporate Governance Committee held six meetings in 2014.

Risk Oversight by the Board

It is management’s responsibility to assess and manage the various risks the Company faces. It is the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.

Management generally views the risks the Company faces as falling into the following categories: strategic, operational, financial, and compliance. The Board as a whole has oversight responsibility for the Company’s strategic and operational risks. Throughout the year, the Chief Executive Officer and other members of senior management discuss these risks with the Board during reviews that focus on a particular function.

The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared among the Board committees. For example, the Audit Committee oversees compliance with finance and accounting laws and policies; the Compensation and Development Committee oversees compliance with the Company’s executive compensation plans and related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines.

Compensation Risk Assessment

During fiscal 2014, the Company undertook a comprehensive review of its material compensation plans and programs for all employees. In conducting this assessment, the Company inventoried its material plans and programs and presented a summary of its findings to the Compensation and Development Committee, which determined that none of its compensation plans and programs is reasonably likely to have a material adverse effect on the Company or promote undue risk taking.

BOARD MEMBER INDEPENDENCE AND COMMITTEE MEMBER QUALIFICATIONS

The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating and Corporate Governance Committee and the Board of Directors. No Director is considered independent unless he or she has no material relationship with the Company, either directly or as a partner, stockholder, family member, or officer of an organization that has a material relationship with the Company. All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board of Directors to assist it in making determinations of Director independence. On an annual basis, each Director and Named Executive Officer is obligated to complete a Director and Officer Questionnaire. Additionally, our Directors are expected to disclose any matters that may arise during the course of the year which have the potential to impair independence.

The Board has determined that, in its judgment as of the date of this proxy statement, each of the non-management Board members other than Maxine Clark (including all members of the Audit, Nominating and Corporate Governance, and Compensation and Development Committees) are independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Accordingly, Mary Lou Fiala, James M. Gould, Braden Leonard, Coleman Peterson and Michael Shaffer are all independent Directors, as defined by our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual.

In addition, the Board also determined that each member of the Audit Committee (Mary Lou Fiala, Braden Leonard, and Michael Shaffer) is independent under the heightened Audit Committee independence requirements included in Section 303A of the NYSE Listed Company Manual and the SEC rules. Moreover, each member of the Audit Committee is financially literate, and at least one such member (Michael Shaffer) has accounting or related financial management expertise as required in Section 303A of the NYSE Listed Company Manual. Furthermore, the Board determined that Michael Shaffer qualifies as an “audit committee financial expert” as such term is defined under applicable SEC rules. Finally, each member of the Compensation and Development Committee (Mary Lou Fiala, James Gould, and Coleman Peterson) is independent under the heightened Compensation Committee independence requirements included in Section 303A of the NYSE Listed Company Manual, is a “non-employee director” pursuant to SEC Rule 16b-3 and is an “outside director” for purposes of Section 162(m) (“Code Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

RELATED PARTY TRANSACTIONS

In addition to annually reviewing the independence of our Directors, the Company also maintains strict policies and procedures for ensuring that our Directors, executive officers and employees maintain high ethical standards and avoid conflicts of interest. Our Business Conduct Policy prohibits any direct or indirect conflicts of interest and requires any transactions which may constitute a potential conflict of interest to be reported to the Nominating and Corporate Governance Committee. Our Code of Ethics applicable to Senior Executives requires our leadership to act with honesty and integrity, and to disclose to the Nominating and Corporate Governance Committee any material transaction that reasonably could be expected to give rise to actual or apparent conflicts of interest.

Our Nominating and Corporate Governance Committee has established written procedures for the review and pre-approval of all transactions between us and any related parties, including our Directors, executive officers, nominees for Director or executive officer, 5% stockholders and immediate family members of any of the foregoing. Specifically, pursuant to our Business Conduct Policy and Code of Ethics, any Director or executive officer intending to enter into a transaction with the Company must provide the Nominating and Corporate Governance Committee with all relevant details of the transaction. The transaction will then be evaluated by the Nominating and Corporate Governance Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Nominating and Corporate Governance Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment.

Store Fixtures and Furniture

We purchase fixtures for new stores and furniture for our corporate offices from NewSpace, Inc. (“NewSpace”). Robert Fox, the husband of Ms. Clark, a Director and, through June 3, 2013, our Chief Executive Bear, owns 100% of the capital stock of NewSpace. The total payments to NewSpace for these fixtures and furniture amounted to approximately $715,000 in fiscal 2014.

In 2006, 2010 and 2013, we conducted a competitive bid process for purchase of store fixtures and furniture. Taking into account all relevant factors, including price and quality, the Nominating and Corporate Governance Committee determined that engaging NewSpace as the vendor was in the best interests and, the terms of the transactions were at least as beneficial to the Company as the terms it could obtain in a similar transaction with an independent third party. The 2013 bid process resulted in a two-year contract with NewSpace. In 2007, 2009, 2011 and 2012, the Nominating and Corporate Governance Committee reviewed the terms of the transactions with NewSpace and determined that they are at least as beneficial to us as the terms we could obtain in similar transactions with an independent third party. We expect to continue to purchase store fixtures and furniture from NewSpace if NewSpace continues to offer competitive pricing through the bidding process and provide superior service levels.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, persons who beneficially own more than 10% of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its Directors, executive officers and greater than 10% beneficial owners complied with all such filing requirements during 2014.

BOARD OF DIRECTORS COMPENSATION

The table below discloses compensation information of members of the Company’s Board of Directors for serving as members of the Company’s Board in 2014. As a member of management, Sharon John, the Company’s Chief Executive Officer and Chief President Bear, did not receive compensation for her services as Director in 2014. As discussed below, Mr. Ebsworth was not paid any compensation for serving as Director Emeritus in 2014.

	Fees Earned or	Stock	All Other
	Paid in	Awards	Compensation
Name:	Cash($)(1)	($)(2)	($)	Total ($)
Maxine Clark(3)	$-	$-	$705,482	$705,482
Mary Lou Fiala	42,000	85,434	-	127,434
James M. Gould	34,500	75,391	-	109,891
Virginia Kent(4)	12,857	-	-	12,857
Braden Leonard(5)	27,000	75,391	-	102,391
Louis Mucci(4)	19,464	-	-	19,464
Coleman Peterson	35,438	75,391	-	110,829
Thomas Pinnau(6)	20,748	75,391	28,208	124,347
Michael Shaffer(7)	21,411	75,391	-	96,802

(1)

Amount shown reflects cash compensation paid in calendar 2014. Cash retainers are paid quarterly in arrears on the Tuesday following the completion of a fiscal quarter. See the “Director Compensation Policies” Section below for an explanation of the annual cash retainer.

(2)

In May 2014, Ms. Fiala received a grant of 6,227 shares of the Company’s common stock with a grant date fair value of $85,434 and Messrs. Gould, Leonard, Peterson, Pinnau, and Shaffer each received a grant of 5,495 shares of the Company’s common stock with a grant date fair value of $75,391. These amounts represent the aggregate number of restricted shares outstanding for each Director as of the end of fiscal 2014, January 3, 2015. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 3, 2015 for a discussion of the assumptions used in the valuation of awards.

(3)

Under the terms of her retirement agreement, Maxine Clark, the Company’s Chief Executive Bear through June 3, 2013, will not receive separate compensation for her services as a Director of the Company during the two-year period that she is receiving separation pay from the Company. Under the retirement agreement, during the 24-month period following her retirement, Ms. Clark will receive an aggregate of $1,318,400 salary continuation, plus the amount the Company had been paying toward her coverage under the Company’s welfare benefit plans. Ms. Clark also entered into a six month consulting agreement which began upon her retirement under which she was paid consulting fees of $29,166 per month. The amount shown for Ms. Clark represents payments made to her during 2014 of $684,554 for salary continuation, $6,343 related to welfare benefits, and $14,585 for consulting fees.

(4)

Neither Ms. Kent nor Mr. Mucci stood for re-election upon the expiration of their terms at the 2014 annual meeting. Amounts shown represent cash retainers earned prior to the expiration of their terms.

(5)

As discussed below, Mr. Leonard agreed to forgo all Director compensation in 2013 in connection with the Company’s cost cutting initiatives. Because cash retainers are paid in arrears on the Tuesday following the completion of a fiscal quarter, Mr. Leonard received only three quarterly payments in 2014.

(6)

As discussed below, in connection with Mr. Pinnau’s resignation from the Board in August 2014, the Board accelerated the vesting of his 2014 restricted stock grant and approved a payment to him of $28,208, the amount of the cash retainer that he would have received had he remained on the Board of Directors from the date of his resignation through the 2015 annual meeting of stockholders.

(7)	Mr. Shaffer was appointed to the Board on May 8, 2014.

Director Compensation Policies

The Compensation and Development Committee reviews Board compensation annually, in conjunction with the November Board meeting. Currently, the Board compensation program provides for an annual retainer for Board membership, and Board members do not receive additional fees or compensation for attending meetings or for being a committee member or attending committee meetings. The annual retainer for Board membership is $40,000, an amount that has been in effect since 2005. Each Board member also receives a restricted stock award granted for annual service with a value of $75,000, as determined on the grant date, prorated in the case of a Director who joins the Board during the year. Grants are made on the date of each annual meeting of stockholders and vest one year later. On the date of the 2014 annual meeting, non-management directors received a restricted stock award with a value of $75,000 which will vest one year thereafter. The vesting of all restricted stock grants is subject to continued service on our Board.

In order for the Company to retain its qualified independent Board members whom are fulfilling additional responsibilities, the Board pays additional annual retainer fees for the Chairman of our committees as follows: Audit Committee—$18,500; Compensation and Development Committee—$11,250; and Nominating and Corporate Governance Committee—$10,000.

Effective January 2013, in support of the Company’s cost cutting initiatives, the Board decided to reduce the annual cash retainer that each Director received in 2013 for Board membership by 10% from $40,000 to $36,000 and the additional annual cash retainer that the Non-Executive Chairman received by 10% from $85,000 to $76,500. Furthermore, Braden Leonard agreed to forgo all Director compensation in 2013.

Effective January 2014, the Board decided to extend the 10% annual retainer reduction so that the annual cash retainer paid to each independent Director, including Mr. Leonard, was $36,000. Furthermore, the additional annual retainer for the Non-Executive Chairman was reduced to $20,000 cash plus an additional annual restricted stock award with a value of $10,000.

Effective January 2015, in light of the Company’s improved financial results, the Board decided to allow the annual cash retainer to revert to $40,000, the amount that was originally established in 2005. The additional annual retainer for the Non-Executive Chairman, however, will remain at the reduced level of $20,000 cash plus an additional annual restricted stock award with a value of $10,000.

In connection with Thomas Pinnau’s resignation from the Board in August 2014, the Board accelerated the vesting of his 2014 restricted stock grant and approved a payment to Mr. Pinnau of $28,208, the amount of the cash retainer that he would have received had he remained on the Board of Directors from the date of his resignation through the 2015 annual meeting of stockholders.

Our Corporate Governance Guidelines provide that non-management Directors are required to own shares of the Company’s common stock having a value equal to three times the annual cash retainer for Board membership. This policy does not apply to Directors Emeritus.

Under our Corporate Governance Guidelines, no Director may stand for election or re-election after reaching the age of 73. However, a retiring Director may be asked by the Board to continue to serve the Company in the status of Director Emeritus. A Director Emeritus does not receive an annual cash retainer or restricted stock grant.

We reimburse our Directors and Directors Emeritus for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings. We also reimburse our Directors for expenses incurred in the attendance of director continuing education conferences.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following Compensation Discussion and Analysis (“CD&A”) describes our overall compensation philosophy and the primary components of our executive compensation program. Furthermore, the CD&A explains the process by which the Compensation and Development Committee (the “Committee”) determined the fiscal 2014 compensation for the following Named Executive Officers (“NEOs”):

•	Sharon John – Chief Executive Officer and Chief President Bear
•	Tina Klocke – Chief Operations Bear (Chief Operations and Financial Bear and Treasurer through September 15, 2014)
•	Voin Todorovic – Chief Financial Officer (hired September 15, 2014)
•	Gina Collins – Chief Marketing Officer and Brand Bear (hired January 20, 2014)
•	Eric Fencl – Chief Administrative Officer, General Counsel and Secretary
•	Jennifer Kretchmar – Chief Product Officer and Innovation Bear (hired August 12, 2014)
•	Kenneth Wine – Chief Merchandise Bear (employment terminated December 19, 2014)

Executive Summary

Summary of Fiscal 2013 and 2014 Financial Results

The Company is in the midst of a multi-year turnaround initiative that includes optimizing our real estate by strategically closing, refreshing and reducing the size of select stores, rationalizing our expense structure, and resetting our consumer value equation by reducing discounts and emphasizing our brand experience.  During 2013, we saw improved results as a result of these turnaround initiatives, including:

•	Total revenues of $379.1 million while operating 28 fewer stores at year’s end compared to $380.9 million in fiscal 2012;
•	Consolidated comparable store sales increased 5.1% and included a 5.7% increase in North America and a 2.9% increase in Europe;
•	Pre-tax loss improved to $2.1 million from a pre-tax loss of $48.4 million in fiscal 2012; and
•	Net loss was $2.1 million, or $0.13 per share, an improvement from a net loss of $49.3 million, or $3.02 per share, in fiscal 2012.

As a result of the continued execution of these strategies, during 2014 (which included 53 weeks compared 52 weeks in 2013), results continued to improve, including:

•	Total revenues of $392.4 million;
•

Consolidated comparable store sales increased 1.6% and included a 1.4% increase in North America and a 2.3% increase in Europe (full year comparable store sales are compared to the 53-week period ended January 4, 2014);

•	Pre-tax income improved to $16.0 million; and
•	Net income improved to $14.4 million, or $0.81 per diluted share.

Reflecting the impact of these turnaround initiatives, the Company’s stock price increased 98% in fiscal 2013 from $3.91 to $7.74 and an additional 147% in fiscal 2014 to $19.11.

Management Changes in 2014

On January 20, 2014, the Company appointed Gina Collins as Chief Marketing Officer and Brand Bear. The Company and Ms. Collins have entered into an Employment, Confidentiality and Noncompete Agreement effective as of January 20, 2014.

On August 12, 2014, the Company appointed Jennifer Kretchmar as Chief Product Officer and Innovation Bear. The Company and Ms. Kretchmar have entered into an Employment, Confidentiality and Noncompete Agreement effective as of August 12, 2014.

On September 15, 2014 the Company announced that Tina Klocke will terminate her employment with the Company following a transition period. Ms. Klocke and the Company entered into a Separation Agreement and General Release. Based on the terms of the separation agreement, it is anticipated that Ms. Klocke will terminate her employment with the Company on April 3, 2015.

On September 15, 2014, the Company also announced that it had appointed Voin Todorovic as Chief Financial Officer. The Company and Mr. Todorovic have entered into an Employment, Confidentiality and Noncompete Agreement effective as of September 15, 2014.

On October 13, 2014, the Company announced that Kenneth Wine would terminate his employment with the Company following a transition period. Mr. Wine and the Company entered into a Separation Agreement and General Release. Based on the terms of the separation agreement Mr. Wine’s employment with the Company terminated on December 19, 2014.

For a description of each of these arrangements, see “Compensation Arrangements with Certain Executive Officers” below.

2014 Say on Pay Vote

In 2014, we received a favorable advisory vote on our executive compensation program. Over 90% of shares voted at our 2014 Annual Meeting of Stockholders voted to approve our executive compensation program. The Committee believes this affirms our stockholders’ strong support of the Company’s executive compensation program and did not change its approach in 2014 based on the results of the advisory vote. The Committee will continue to monitor and consider the outcomes of future advisory votes on the Company’s executive compensation program when making compensation decisions for the NEOs.

Key 2014 Compensation Decisions

We seek to design and implement executive compensation programs that align with our stockholders’ interests. A significant portion of our NEOs’ compensation is based on individual, corporate financial, and company stock price performance, while avoiding the encouragement of unnecessary or excessive risk-taking. For 2014, our NEOs’ total direct compensation consisted of a mix of base salary, annual cash bonuses based on the achievement of pre-established financial goals, and long-term incentive awards consisting of performance-based cash awards, non-qualified stock options and time-based restricted stock.

In March 2014, the Committee approved adjustments to our NEOs’ compensation programs (excluding Ms. Collins, whose employment commenced in January 2014, and Ms. Kretchmar and Mr. Todorovic, neither of whom were employed with us at that time) as highlighted below:

•

Based on the Company’s financial results for 2013, the market data provided by our compensation consultant, and individual considerations, the Committee approved modest salary increases for NEOs for 2014, ranging from 1.5%-2% of NEOs’ 2013 salary levels.

•	The Committee approved the Company’s 2014 bonus plan goals to continue its focus on profitability by establishing performance goals for consolidated pretax income (“pretax income”).
•

For 2014, the Committee approved a grant of performance-based cash awards (25% of grant value), non-qualified stock options (25% of grant value), and time-based restricted stock (50% of grant value) for NEOs. Our target grant levels remained unchanged in 2014 from 2013 levels.

•

As referenced earlier, the Committee also entered into compensation arrangements with Ms. Collins upon her appointment in January 2014 as our new Chief Marketing Officer and Brand Bear, Ms. Kretchmar upon her appointment in August 2014 as our Chief Product Officer and Innovation Bear, Ms. Klocke in contemplation of her anticipated resignation from the Company in April 2015, Mr. Todorovic upon his appointment in September 2014 as our new Chief Financial Officer, and Mr. Wine in connection with the termination of his employment with the Company in December 2014. Compensation arrangements entered into with Mses. Collins, Kretchmar and Klocke and Messrs. Todorovic and Wine are described in detail in this CD&A in the “Compensation Arrangements with Certain Named Executive Officers” section.

•	Based on the Company’s actual pretax income performance in 2014, NEOs received 146% of target under both the annual bonus plan and our performance-based long-term cash program for 2014 performance.

In addition to the key decisions approved by the Committee for 2014, the Company’s executive compensation program continues to feature the following best practices:

•	Stock ownership guidelines for executives and Directors;
•	Incentive compensation recoupment, or “clawback”, provisions on incentive awards;
•	Insider trading policy, including anti-hedging provisions for executive and Directors;
•	No tax gross-up provisions on any compensation or severance events; and
•	No executive perquisite benefits, beyond Company paid long term disability insurance.

Alignment of 2014 Chief Executive Officer Pay and Historical Performance

During 2013, Sharon John assumed the Chief Executive responsibilities from Maxine Clark, who retired. As discussed throughout this CD&A, the Committee seeks to design executive compensation programs that are highly aligned with long-term shareholder value creation and provide rewards for the achievement of pre-established Company financial metrics. In keeping with this philosophy, the Committee approved a target mix of total direct compensation (base salary, annual bonus, and long-term incentives) for 2014 for our Chief Executive Officer, heavily weighted on performance-based compensation, with 50% of total direct compensation weighted on target annual bonus (35%), performance-based cash (8%), and non-qualified stock options (7%), and the remainder comprised of salary (35%) and time-based restricted stock (15%).

Based on this emphasis on performance-based compensation, historically our Chief Executive’s compensation has had a strong relationship with our Company performance. As discussed earlier in the “Executive Summary” section, in 2014 the Company generated higher financial results than was targeted in our financial plan, and as a result, our Chief Executive Officer earned significantly more performance-based compensation awards than targeted by the Committee at the grant date. Conversely, in 2011 and 2012, financial results were well below target so the Chief Executive received no bonus payouts and earned no performance-based restricted shares or long-term cash awards. For 2013, as a result of improved Company financial performance, the Chief Executive received bonus payouts and payouts under the performance-based long-term cash program totaling 85% of target. The success of our turnaround efforts is evidenced by the following significant increases in our pretax income and stock price:

Fiscal Year	Pretax Income (Loss) ($ in millions)	Fiscal Year End Stock Price Per Share ($)
2011	(2.7)	8.46
2012	(48.4)	3.91
2013	(2.1)	7.74
2014	16.0	19.11

The comparison below of performance-based compensation granted to our Chief Executive to the amount of such compensation that was actually paid or vested based on the Company’s performance demonstrates the alignment of compensation to Company financial performance:

Summary of Chief Executive Officer Annual Bonuses Paid as a Percent of Target

Year(1)	Target	Actual Payout	Actual Payout Percent of Target
2011	$659,200	$0	0%
2012	$824,000	$0	0%
2013(2)	$336,538	$286,058	85%
2014	$656,250	$958,125	146%

(1)	Ms. Clark in 2011 and 2012; Ms. John in 2013 and 2014.
(2)

Amounts prorated for the number of weeks Ms. John was employed by the Company in fiscal 2013. Includes $262,500 earned under the 2013 Bonus Plan plus a $23,558 discretionary bonus awarded by the Committee to offset the impact of unbudgeted management transition costs.

Summary of Performance-Based Restricted Shares/Long-Term Cash Earned as a Percent of Target

Year(1)	Target Shares	Target Cash	Shares Vested from Performance	Cash Earned from Performance	Actual Shares/Cash Earned as a Percent of Target
2011	27,416	—	—	—	0%
2012	58,220	—	—	—	0%
2013(2)	—	$468,700	—	$398,395	85%
2014	—	$144,375	—	$210,788	146%

(1)	Ms. Clark in 2011 and 2012; Ms. John in 2013 and 2014.
(2)

Amounts prorated for the number of weeks Ms. John was employed by the Company in fiscal 2013. Includes $365,586 earned under the 2013 Long-Term Performance Based Cash Incentive Program plus a $32,809 discretionary bonus awarded by the Committee to offset the impact of unbudgeted management transition costs.

Compensation Philosophy

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance-based on targets established by the Committee.

We believe that achievement of these compensation program objectives enhances long-term stockholder value. When designing compensation packages to reflect these objectives, the Committee is guided by the following four principles:

•

Alignment with stockholder interests: Compensation should be tied, in part, to our stock performance through the granting of equity awards to align the interests of executive officers with those of our stockholders.

•	Recognition for business performance: Compensation should correlate in large part with our overall financial performance.
•	Accountability for individual performance: Compensation should partially depend on the individual executive’s performance, in order to motivate and acknowledge the key contributors to our success.
•	Competition: Compensation should generally reflect the competitive marketplace and be consistent with that of other well-managed companies in our peer group and the broader retail industry sector.

In implementing this compensation philosophy, the Committee takes into account the compensation amounts from the previous years for each of the NEOs, and internal compensation equity among the NEOs. Historically, the Committee has strived to structure compensation packages so that total payout, taking into consideration performance-based compensation, will be near the median if the Company meets its financial targets and above the median if the Company exceeds its financial targets and the individual NEOs perform well in their roles throughout the fiscal year. Over the past several years, however, immediately prior to and during the early stages of our turnaround efforts, Named Executive Officer compensation packages have fallen below median.

2014 Compensation Determination Process

Each year the Committee engages in a review of our executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance.

Role of the Committee and Board of Directors

The Committee Charter provides the Committee with the option of either determining the Chief Executive’s compensation, or recommending such compensation to the Board for determination. The Committee has historically chosen to consult with the full Board of Directors, other than the Chief Executive Officer, on the Chief Executive Officer’s compensation, because the Committee believes that the Chief Executive’s performance and compensation are so critical to the success of the Company that Board involvement in such matters is appropriate. The Committee also determines the compensation and review process for all executive officers other than the Chief Executive. Because the Committee Charter specifically delegates this responsibility to the Committee, it only involves the full Board in an advisory capacity with respect to the compensation decision-making process for the other NEOs.

Role of Management

Also in the course of its review, the Committee considered the advice and input of the Company’s management. Specifically, the Committee leverages the Company’s management, human resources department and legal department to assist the Committee in the timely and cost-effective fulfillment of its duties. The Committee solicits input from the Chief Executive and human resources department regarding compensation policies and levels. The legal department assists the Committee in the documentation of compensation decisions. In addition, the Third Amended and Restated 2004 Stock Incentive Plan (“Stock Incentive Plan”) provides that the Chief Executive Officer and Chief Operations Bear have the limited authority to grant equity awards to Company employees other than executive officers. The Committee does not permit members of the Company’s management to materially participate in the determination of their particular compensation; nor does the Committee permit members of management, including the Chief Executive, to be physically present for those portions of Committee meetings during which the particular member of the management team’s performance and compensation are reviewed and determined.

Role of Committee Consultants

For 2014, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant on executive and Director compensation. Meridian’s engagement is to act as the Committee’s independent advisor on executive and Director compensation and in this role, Meridian assisted the Committee in the determination of the peer group, the compensation benchmarking process, and the review and establishment of compensation policies and programs for NEOs.

The Committee did not direct Meridian to perform its services in any particular manner or under any particular method, and all decisions with respect to the NEOs’ compensation are made by the Committee. The Committee has the final authority to retain and terminate the compensation consultant and evaluates the consultant annually. The Company has no relationship with Meridian (other than the relationship undertaken by the Committee), and, after consideration of NYSE listing standards pertaining to the independence of compensation consultants, the Committee determined that Meridian is independent. Meridian does not provide any additional services to the Company.

Compensation Market Data and Benchmarking

The Committee believes that external market data is an important tool by which to measure the fairness and competitiveness of the Company’s executive compensation. In September 2013, Meridian reviewed the Company’s compensation peer group and developed recommendations for changes for the January 2014 market study. The peer group review considered the following characteristics:

•	Industry
•	Revenues
•	Net Income
•	Market Value
•	Number of Employees
•	Number of Stores

As a result of the review, the Committee approved the use of the following 19 peer companies for the January 2014 market study:

bebe stores, inc.	Coldwater Creek, Inc.	Leapfrog Enterprises Inc.
Body Central Corp.	dELiA*s, Inc.	Shoe Carnival Inc.
Books A Million Inc.	Destination Maternity Corporation	Sport Chalet, Inc.
Cache Inc.	Five Below, Inc.	Vera Bradley Inc.
CEC Entertainment Inc.	Hancock Fabrics, Inc.	Wet Seal Inc.
Christopher & Banks Corporation	Kirkland’s, Inc.	Zumiez Inc.
Citi Trends Inc.

CPI Corp., Hot Topic, Inc., and Steven Madden, Ltd. were eliminated from the Company’s peer group for the 2014 analysis. Body Central Corp. and Hancock Fabrics, Inc. were added to the 2014 peer group. The Company still competes with much larger companies for executive talent, but the Committee believes that the 2014 peer group is more appropriate in most instances for benchmarking purposes. In addition to the peer group information, Meridian also provided size-adjusted, retail industry survey market data provided by Equilar, Inc.

In January 2014, the Committee reviewed a report from Meridian comparing each element of total direct compensation for the Company’s NEOs against market data. The Committee observed that total target direct compensation levels for 2013 were within a reasonable range of the market 50 th percentile for our executive team.

While market data is an important measuring tool, it is only one of four principal considerations under the Company’s compensation philosophy.

2014 Base Salary

Base salary provides fixed compensation to an individual that reflects his or her job responsibilities, experience, value to the Company, and demonstrated performance.

Salaries or minimum salaries for each NEO are established in their employment agreements. These salaries or minimum salaries and the amount of any increase over minimums are determined by the Committee based on its subjective evaluation of a variety of factors, including:

•	the nature and responsibility of the position;
•	the impact, contribution, expertise and experience of the individual executive;
•	competitive market information regarding salaries to the extent available and relevant;
•	the importance of retaining the individual along with the competitiveness of the market for the individual executive’s talent and services; and
•	the recommendations of the Chief Executive Officer (except in the case of her own compensation).

Typically, the Committee considers these factors during an annual review in March. In March 2014, the Committee considered salary increases for the NEOs other than Ms. Collins who was hired January 20, 2014, Ms. Kretchmar who was hired August 12, 2014, and Mr. Todorovic who was hired September 15, 2014. The Committee undertook an annual performance review of each of the other NEOs. Those NEOs each prepared a self-evaluation. The Chief Executive Officer completed evaluations of the NEOs other than herself and discussed those evaluations with, and received input from, the Committee. The Chief Executive Officer was primarily responsible for providing feedback to the other NEOs regarding their performance. In the case of the Chief Executive Officer, the Non-Executive Chairman presented the Committee and the Board’s feedback to the Chief Executive Officer on her self-evaluation.

Following completion of these reviews of each individual’s 2013 performance, and with particular weighting on the Company’s 2013 financial results, the Committee approved salary adjustments for the NEOs in 2014 as shown in the table below.

Name	2013 Base Salary	2014 Base Salary	Percent Increase
Sharon John	$625,000	$634,375	1.5%
Tina Klocke	$357,000	$364,140	2.0%
Eric Fencl	$300,000	$306,000	2.0%
Kenneth Wine	$300,000	$306,000	2.0%

Upon joining the Company, based on peer data provided by Meridian, base salaries for both Ms. Collins and Mr. Todorovic were set at annual rate of $300,000 for 2014 and base salary for Ms. Kretchmar was set at an annual rate of $375,000 for 2014.

2014 Bonus Plan

The Committee continued the use of a cash bonus plan in 2014 for the NEOs, granting potential cash bonuses pursuant to the Build-A-Bear Workshop, Inc. 2014 Bonus Plan (the “2014 Bonus Plan”) for the NEOs only if the Company achieved certain financial performance levels. Thus, consistent with all four elements of its compensation philosophy, the Committee aligned the NEOs’ 2014 cash bonuses completely with the interests of our stockholders.

On March 18, 2014, based on peer data provided by Meridian, the Committee established the 2014 performance objectives for the range of bonuses to be paid to the Company’s NEOs and the target bonus awards expressed as a percentage of eligible base salary (“Base Bonus Payout”). The 2014 base bonus calculation for each NEO was determined by multiplying the Base Bonus Payout by the officer’s eligible base salary, as defined above, according to the following schedule (“Base Bonus Calculation”):

Name	Base Bonus Payout
Sharon John	100%
Tina Klocke	70%
Eric Fencl	40%
Kenneth Wine	40%

  Upon joining the Company in January 2014, August 2014 and September 2014, respectively, based on peer data provided by Meridian, Ms. Collins’, Ms. Kretchmar’s and Mr. Todorvic’s Base Bonus Payouts were set at 40% for 2014, prorated based on the number of weeks during fiscal 2014 that they were employed by the Company. In the case of Ms. Kretchmar, the Company agreed that the bonus payout for 2014 would be no less than 40% of her eligible earnings.

For the 2014 Bonus Plan, the Committee focused the performance goals on a single performance metric—pretax income. The cash bonus, if any, to be paid to each respective NEO was to be calculated based on the pretax income goals described in the table below.

Achievement Level	Pretax Income	Percentage of Base Bonus Calculation
Threshold	$8,585,000	50%
Target	$12,678,000	100%
Maximum	$16,392,000	150%

The 2014 Bonus Plan provided for mandatory bonus payouts only if the Company’s 2014 pretax income (after providing for any bonus expense) exceeded the threshold amount. Under the 2014 Bonus Plan, pretax income results that fell between any of the achievement levels set forth in the table above would be interpolated in accordance with the methodology set forth in the 2014 Bonus Plan, in the sole discretion of the Committee. This discretion included the ability to reduce the otherwise applicable percentage of Base Bonus Calculation for each achievement level, but the Committee did not have the discretion to increase the amount of compensation payable above the maximum percentage of Base Bonus Calculation for each achievement level.

In March 2015, the Committee determined that the Company exceeded the target 2014 pretax income level for a bonus payout under the 2014 Bonus Plan, and the Committee elected to approve bonuses for 2014 performance. The Company’s pretax income of $16,024,000 was a significant improvement over the Company’s consolidated pretax loss of $2,118,000 in 2013 and fell between the target and maximum levels of the 2014 Bonus Plan. Based on the interpolation between those levels as defined in the 2014 Bonus Plan, the Committee approved bonus payouts for NEOs equal to 146% of each executive’s 2014 Base Bonus Calculation in the amounts set forth below:

Name	2014 Bonus Plan Payout
Sharon John	$958,125
Tina Klocke	384,500
Voin Todorovic	50,538
Gina Collins	165,092
Eric Fencl	184,634
Jennifer Kretchmar	83,388
Kenneth Wine	184,634

2014 Long-Term Incentive Program

The objective of the Company’s long-term incentive program is to provide a long-term retention incentive for the NEOs and to align their interests directly with those of our stockholders by way of stock ownership.

Under the Stock Incentive Plan, the Committee has the discretion to determine whether equity awards will be granted to NEOs and if so, the number of shares subject to each award. The Stock Incentive Plan allows the Committee to grant the following types of awards, in its discretion: options, stock appreciation rights, cash-based awards or other stock-based awards, such as common stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the stock. In most instances, these long-term grants vest over a multi-year basis.

The Committee meets in March of every year to determine the recipients of annual long-term incentive awards and to grant such awards by formal action. The practice of granting long-term incentive awards in March by Committee action applies uniformly to the NEOs and other employees of the Company and, with rare exceptions, is the only practice employed by the Company in connection with the granting of equity awards. The Committee does, however, have the discretion to make grants whenever it deems it appropriate in the best interests of the Company. Additionally, pursuant to the Stock Incentive Plan, employees other than executive officers who are hired or promoted by the Company after the March Committee meeting may receive grants from the Chief Executive Officer or Chief Operating Bear at the levels previously approved by the Committee, at the date of such hire or promotion.

The Company does not have any program, plan or practice in place to time option or other award grants with the release of material, non-public information and does not release such information for the purpose of affecting the value of executive compensation. The exercise price of stock subject to options awarded under the Stock Incentive Plan is the fair market value of the stock on the date of grant. Under the terms of the Stock Incentive Plan, the fair market value of the stock is the closing sales price of the stock on the date of grant as reported by the NYSE.

Historically, the Company has granted stock-based compensation in the form of either (1) restricted stock; (2) stock options; (3) performance-based stock; or (4) a combination of these vehicles.

In January and March 2014, the Committee reviewed a report of updated market data and industry compensation trends developed by Meridian. The Committee also reviewed the Company’s recent financial and share price performance and the availability of shares to grant under our Stock Incentive Plan. For 2014, the Committee approved a grant of performance-based cash awards (25% of grant value), non-qualified stock options (25% of grant value), and time-based restricted stock (50% of grant value) for NEOs. The design and mix were structured to maintain a strong emphasis on performance while preserving shares authorized to be issued under the Stock Incentive Plan. For NEOs, the Committee currently anticipates that long-term incentive awards for 2015 and beyond will be 100% equity-based, with additional emphasis placed on performance-based equity.

The Committee determined the amount of long-term incentive awards granted to each executive using three key considerations: (1) market data for grant levels from market data provided in the Meridian study; (2) grant levels required to bring the executives’ total target direct compensation at or near the median of total compensation of market data; and (3) grant levels required to retain key individual employee contributors. In establishing the size of the 2014 award pool, the Committee considered the amount of stock and options outstanding, the expense associated with the grants and the potentially dilutive effect on stockholders, in addition to the overall compensation policy of the Company to place emphasis on incentive compensation over base salaries. After reviewing these considerations, the Committee determined to keep NEOs’ target grant levels at 2013 levels.

On March 18, 2014, the Committee approved the following 2014 long-term incentive awards to the NEOs under the Stock Incentive Plan:

Name	Number of Shares of Time-Based Restricted Stock	Number of Time-Based Non-Qualified Stock Options	Target Value of Long-Term Cash Awards
Sharon John	30,621	27,225	$144,375
Tina Klocke	15,906	14,142	$75,000
Eric Fencl	7,284	6,477	$34,350
Kenneth Wine	6,099	5,421	$28,750

Long-term incentive grants to Mses. Collins and Kretchmar and Mr. Todorovic were made in conjunction with their appointments as executive officers and are described in further detail in the Section below entitled “Compensation Arrangements with Certain Executive Officers.”

The stock options and time-based restricted stock vest at the rate of one-third per year over three years from the date of grant, beginning on the first anniversary of the date of grant. The performance-based long-term cash program (“2014 Performance Cash LTIP”) was subject to the achievement of the Company’s fiscal 2014 pretax income. The program was structured so that any awards earned from the achievement of the established pretax income goals would vest at the rate of one-third per year over three years from the date of grant, beginning on the first anniversary of the date of grant. This vesting schedule was established to align with the current vesting schedules of our stock options and time-based restricted stock.

Upon termination of his employment in December 2014, Mr. Wine forfeited all of the long-term incentive awards made to him in fiscal 2014.

The value of 2014 Performance Cash LTIP awards, if any, that could have been earned by each NEO was calculated by multiplying the target value awarded to such executive officer set forth above by the applicable Percentage of Long-Term Cash Payout Calculation set forth below for fiscal 2014 pretax income.

Fiscal 2014 Performance-Based Long-Term Cash Payout

Achievement Level	Pretax Income	Percentage of Long-Term Cash Payout Calculation
Threshold	$8,585,000	50%
Target	$12,678,000	100%
Maximum	$16,392,000	150%

In March 2015, the Committee determined that the Company exceeded the target 2014 pretax income level for a payout under the 2014 Performance Cash LTIP. The Company’s pretax income of $16,024,000 was a significant improvement over the Company’s consolidated pretax loss of $2,118,000 in 2013 and fell between the target and maximum levels of the 2014 Performance Cash LTIP. Based on the interpolation between those levels as defined in the program, the Committee approved 2014 Performance Cash LTIP payouts for NEOs equal to 146% of each executive’s Target Value of Long-Term Cash Award in the amounts set forth below:

Name	2014 Performance Cash LTIP Payout
Sharon John	$210,788
Tina Klocke	109,500
Voin Todorovic	27,375
Gina Collins	—
Eric Fencl	50,151
Jennifer Kretchmar	37,261
Kenneth Wine	—

Ms. Collins’ employment agreement did not provide for a performance-based long-term cash award for fiscal 2014 performance. Mr. Wine forfeited his award under the 2014 Performance Cash LTIP upon termination of his employment in December 2014.

The 2014 Performance Cash LTIP payouts will vest and be paid at the rate of one-third per year over three years from the date of grant, beginning on the first anniversary of the date of grant.

 Pursuant to the terms of the Stock Incentive Plan, the Committee may, in its sole discretion, provide for the following upon a change in control: (1) accelerated vesting of any outstanding award; (2) termination of an award in exchange for the payment of cash; and/or (3) issuance of substitute awards. The 2014 equity award agreements for the NEOs and other participants each contained a clause subjecting the grants to accelerated vesting upon a change in control. The Committee believes that this change in control protection is prevalent among other companies in the peer group, and the value of the stock grants as a retention tool would be diminished if this protection were not included in the grant terms.

Further information regarding the 2014 grants of long-term incentive awards made to NEOs can be found in the 2014 Grants of Plan-Based Awards Table.

2015 Long-Term Incentive Program

To further align the interests of executive officers with those of our stockholders, in March 2015 the Committee redesigned the long-term incentive program to include performance-based restricted stock. The Committee discontinued the cash-based incentive program, replaced it with performance-based restricted stock, and reduced the proportion of the total long-term incentive award value allocated to time-based restricted stock. Accordingly, for 2015, the value of long-term incentive awards is allocated 30% to performance-based restricted stock, 30% to nonqualified stock options, and 40% to time-based restricted stock.

Compensation Arrangements with Certain Named Executive Officers

Employment, Confidentiality and Noncompete Agreement with Ms. Collins

The Company and Ms. Collins entered into an Employment, Confidentiality and Noncompete Agreement effective as of January 20, 2014 in connection with her appointment as Chief Marketing Officer and Brand Bear. The agreement has an initial term of three years from January 20, 2014 and renews from year-to-year thereafter. We may terminate the agreement prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. Collins may terminate the agreement for good reason (as defined in the agreement). If we terminate Ms. Collins’ employment without cause or if Ms. Collins terminates her employment for good reason, the Company would be obligated to continue her base salary for a period of 12 months after her termination (18 months if such termination occurs within 12 months after a change of control (as defined in the agreement)), and for the period that welfare benefits are continued under COBRA, we will continue to pay the Company’s portion of the medical, dental, and vision plan premiums. As compensation for her services, Ms. Collins will receive an annual base salary at a rate not less than $300,000, which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Committee, Ms. Collins will receive an annual bonus of not less than 40% of her earned annual base salary, payable in either cash, stock, stock options or a combination thereof. Ms. Collins’ bonus for 2014 performance was prorated based on the number of full calendar weeks during the fiscal 2014 for which she was employed by the Company. The agreement also provides that for the term of the agreement and for one year thereafter, subject to specified limited exceptions, Ms. Collins may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where we have established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. Collins terminates her employment for good reason, Ms. Collins or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria. If any payments under the Agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be reduced to the greatest amount payable that would not trigger such excise tax.

We also agreed to pay Ms. Collins a signing bonuses of $50,000 in January 2014 and $25,000 in July 2014, both of which Ms. Collins agreed to repay if, during the first year of employment, she voluntarily terminated her employment without good reason or she is terminated by the Company for cause. In addition, we agreed to issue long-term equity incentive compensation with a value of $100,000, 50% in the form of time-based vested restricted stock and 50% in the form of non-qualified stock options to acquire shares of Company common stock at an exercise price equal to the closing price of the Company’s common stock on January 20, 2014.

Employment, Confidentiality and Noncompete Agreement with Ms. Kretchmar

The Company and Ms. Kretchmar entered into an Employment, Confidentiality and Noncompete Agreement effective as of August 12, 2014 in connection with her appointment as Chief Product Officer and Innovation Bear. The agreement has an initial term of three years from August 12, 2014 and renews from year-to-year thereafter. We may terminate the agreement prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. Kretchmar may terminate the agreement for good reason (as defined in the agreement). If we terminate Ms. Kretchmar’s employment without cause or if Ms. Kretchmar terminates her employment for good reason, the Company would be obligated to continue her base salary for a period of 12 months after her termination (18 months if such termination occurs within 12 months after a change of control (as defined in the agreement)), and for the period that welfare benefits are continued under COBRA, we will continue to pay the Company’s portion of the medical, dental, and vision plan premiums. As compensation for her services, Ms. Kretchmar will receive an annual base salary at a rate not less than $375,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Committee, Ms. Kretchmar will receive an annual bonus of not less than 40% of her earned annual base salary, payable in either cash, stock, stock options or a combination thereof. Ms. Kretchmar’s bonus for 2014 performance was prorated based on the number of full calendar weeks during the fiscal 2014 for which she was employed by the Company and was guaranteed to be no less than 40% of her 2014 eligible earnings. The Agreement also provides that for the term of the Agreement and for one year thereafter, subject to specified limited exceptions, Ms. Kretchmar may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where we have established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. Kretchmar terminates her employment for good reason, Ms. Kretchmar or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria. If any payments under the Agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be reduced to the greatest amount payable that would not trigger such excise tax.

We also agreed to pay Ms. Kretchmar signing bonuses of $25,000 in August 2014 and $10,000 in February 2015, provided she remained employed with the Company on that date. In addition, we agreed to issue long-term equity incentive compensation with a value of $102,084, 50% in the form of time-based vested restricted stock with three year pro-rata vesting, 25% in the form of performance-based long-term cash, and 25% in the form of non-qualified stock options to acquire shares of Company common stock at an exercise price equal to the closing price of the Company’s common stock on August 12, 2014. The Company also agreed to issue time-based vested restricted stock with two year pro-rata vesting with a value of $25,000.

Separation Agreement and General Release with Ms. Klocke

In connection with the announcement of Ms. Klocke’s planned resignation, on September 15, 2014 the Company and Ms. Klocke entered into a Separation Agreement and General Release. The separation agreement provides that her employment with the Company will terminate on April 3, 2015. Ms. Klocke will receive $364,140, less any applicable tax withholding, payable in equal installments in accordance with our regular payroll dates for 12 months following her termination. During this 12-month period, Ms. Klocke will also receive the amount that the Company has been paying toward her coverage under any of our medical, dental, vision, long and short-term disability and life insurance plans or any other employee welfare benefit plans maintained by the Company in which she participates, also payable in equal installments in accordance with our regular payroll dates. In addition, Ms. Klocke remained eligible to receive a bonus under our 2014 Bonus Plan, and will remain eligible to receive a bonus under our 2015 Bonus Plan, in each case to the extent performance and other criteria are met under the respective bonus plans, provided that any bonus for 2015 will be pro-rated based on the number of full calendar weeks Ms. Klocke is employed by the Company. On her termination date, all of Ms. Klocke’s stock options which have not vested will terminate, and all shares of restricted shares which have not vested will be forfeited. All vested unexercised nonqualified stock options will remain exercisable until the earlier of their original expiration date or three months following her termination. Ms. Klocke also agreed to keep Company information secret and confidential and to certain non-compete and non-solicitation restrictions for one year following termination of employment. Ms. Klocke and the Company agreed to a general release of claims and mutual non-disparagement.

Employment, Confidentiality and Noncompete Agreement with Mr. Todorovic

The Company and Mr. Todorovic entered into an Employment, Confidentiality and Noncompete Agreement effective as of September 15, 2014 in connection with his appointment as Chief Financial Officer. The agreement has an initial term of three years from September 15, 2014 and renews from year-to-year thereafter. We may terminate the agreement prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Mr. Todorovic may terminate the agreement for good reason (as defined in the agreement). If we terminate Mr. Todorovic’s employment without cause or if Mr. Todorovic terminates his employment for good reason, the Company would be obligated to continue his base salary for a period of 12 months after his termination (18 months if such termination occurs within 12 months after a change of control (as defined in the agreement)), and for the period that welfare benefits are continued under COBRA, we will continue to pay the Company’s portion of the medical, dental, and vision plan premiums. As compensation for his services, Mr. Todorovic will receive an annual base salary at a rate not less than $300,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Committee, Mr. Todorovic will receive an annual bonus of not less than 40% of his earned annual base salary, payable in either cash, stock, stock options or a combination thereof. Mr. Todorovic’s bonus for 2014 performance was prorated based on the number of full calendar weeks during the fiscal 2014 for which he was employed by the Company. The agreement also provides that for the term of the agreement and for one year thereafter, subject to specified limited exceptions, Mr. Todorovic may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where we have established a retail presence. In the event of his termination due to death, disability, or by the Company without cause, or if Mr. Todorovic terminates his employment for good reason, Mr. Todorovic or his beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks he was employed during the year, subject to achievement of the bonus criteria. If any payments under the Agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be reduced to the greatest amount payable that would not trigger such excise tax.

We also agreed to pay Mr. Todorovic a signing bonus of $20,000 which Mr. Todorovic has agreed to repay if, during the first year of employment, he voluntarily terminates his employment without good reason or he is terminated by the Company for cause. In addition, we agreed to issue long-term equity incentive compensation with a value of $150,000, 50% in the form of time-based vested restricted stock, 25% in the form of non-qualified stock options to acquire shares of Company common stock at an exercise price equal to the closing price of the Company’s common stock on September 15, 2014, and 25% in the form of a long-term performance based cash incentive target award.

Separation Agreement and General Release with Mr. Wine

In connection with the announcement of Mr. Wine’s planned resignation, on October 10, 2014 the Company and Mr. Wine entered into a Separation Agreement and General Release. The separation agreement provides that his employment with the Company terminated on December 19, 2014. Mr. Wine will receive $317,769, less any applicable tax withholding, payable in equal installments in accordance with our regular payroll dates for 54 weeks following his termination, reduced by any cash compensation from a subsequent employer during that period. During the period that Mr. Wine elects to continue group health plan coverage under COBRA for up to 18 months following his termination, Mr. Wine will also receive the amount that the Company had been paying toward his coverage under any of our welfare benefit plans in which Mr. Wine participated, also payable in equal installments in accordance with our regular payroll dates. In addition, Mr. Wine remained eligible to receive a bonus under our 2014 Bonus Plan to the extent performance and other criteria were met under the bonus plan, and we agreed to calculate such bonus as if he had been employed by the Company for the entire fiscal 2014. On his termination date, all of Mr. Wine’s stock options which had not vested terminated, and his performance-based cash LTIP and all shares of restricted shares which had not vested were forfeited. Mr. Wine had no vested unexercised nonqualified stock options. Mr. Wine also agreed to keep Company information secret and confidential and to certain non-compete and non-solicitation restrictions for one year following termination of employment. Mr. Wine and the Company agreed to a general release of claims and mutual non-disparagement.

Insider Trading Policy

The Build-A-Bear Workshop, Inc. Insider Trading Policy prohibits the Directors, NEOs and other employees from selling the Company’s securities “short”— that is, selling securities that are borrowed (and not owned) on the assumption that the Company’s share price will decrease. The Company’s insider trading policy also prohibits Directors, NEOs and other employees from buying or selling puts (i.e., options to sell), calls (i.e., options to purchase), future contracts, or other forms of derivative securities relating to the Company’s securities.

Policy for Adjustment or Recovery of Awards in the Event of Accounting Restatement

The 2014 Bonus Plan provides that in the event of a restatement impacting pretax income, the Company would recover from the NEO the applicable amount which should not have been paid based on the restatement, plus interest.

Executive Stock Ownership Guidelines

The Committee maintains stock ownership guidelines for NEOs. The guidelines require executives to acquire and maintain a minimum level of stock ownership in Company stock.

The current ownership guidelines for our NEOs are set forth in the table below.

Position	Multiple of Base Salary
Chief Executive Officer	Five times (5X)
All Other NEOs	One time (1X)

The executives have three years to reach the applicable minimum holding requirement and, thereafter, may not sell shares if such sale would cause the executive’s holdings to fall below the minimum holding requirement. The withholding of shares to satisfy income tax withholding associated with a stock option exercise or restricted stock vesting or to pay the exercise price in connection with a stock option exercise is not considered a sale of Company stock for the purposes of these guidelines. Each of the NEOs complied with these guidelines in 2014. The Committee will continue to monitor stock ownership guidelines and levels for the NEOs on an annual basis.

Retirement and Other Post-Termination Benefits

We have entered into employment agreements with our NEOs that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Such benefits plans are the same for all employees (except for the long-term disability insurance of which the Company pays 100% of the premiums for senior level employees, including the NEOs, as discussed below). The employment agreements for the NEOs provide for certain payments to be made to them if their employment is terminated under certain circumstances. See “Executive Employment and Severance Agreements” for a discussion of such terms of our NEOs’ employment agreements.

Change in Control Severance Policy

We do not currently maintain any change in control severance plans or policies. Therefore, none of our NEOs will receive any severance payments solely as a result of a change in control of the Company. See the section titled “Executive Employment and Severance Agreements” for a complete description of the circumstances under which our NEOs would be paid severance.

Other Benefits

The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Thus, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as permanent lodging or defraying the cost of personal entertainment or family travel. With the exception of disability insurance (as noted below), the Company’s health care and other insurance programs are the same for all eligible employees, including the NEOs.

Insurance

All Company employees, including the NEOs, are eligible to participate in medical, dental, vision, long- and short-term disability and life insurance plans and flexible spending accounts. The terms of such benefits for the Company’s NEOs are the same as those for all Company employees, except that with respect to long-term disability insurance, the Company pays 100% of the premium for senior level employees, including the NEOs.

401(k)

The Company sponsors the Build-A-Bear Workshop, Inc. Employee Savings Trust, which is a qualified retirement plan with a 401(k) feature. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. The Company has the ability to make discretionary matching contributions and discretionary profit sharing contributions to such plan. In 2014, the Company matched 20% of the participants’ 2013 contributions of up to 6% of the participant’s salary. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years.

401(k) Mirror Plan

The Company sponsors the Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan, a non-qualified plan which mirrors the substantive terms of the Build-A-Bear Workshop, Inc. Employee Savings Trust. The non-qualified plan permits certain highly compensated employees, including the NEOs, whose deferrals are otherwise limited to the qualified plan, to make additional pre-tax deferrals of compensation. The Company may make matching contributions to this non-qualified plan to replicate Company matching contributions that would have been made to the qualified plan, but for limitations in the Code. In 2014, the Company matched 20% of the participants’ 2013 contributions of up to 6% of the participant’s salary, divided between the 401(k) plan and the 401(k) mirror plan. The Company matching contribution is not fully vested until the participant has been employed by the Company for five years. Of the NEOs, only Ms. Klocke and Mr. Wine participated in this plan during 2014.

Federal Income Tax and Accounting Considerations

Code Section 162(m)

Code Section 162(m) limits deductions for certain executive compensation in excess of $1 million in any fiscal year. Code Section 162(m) provides that performance-based compensation is not subject to this deductibility limit. The Company attempts to structure its compensation arrangements to permit deductibility under Code Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Code Section 162(m). Thus, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. In any event, there is no guarantee that performance-based compensation paid to the NEOs will qualify for the deductibility exception provided by Code Section 162(m).

Accounting Considerations

The Committee has taken certain accounting rules and consequences into consideration when determining the type of equity awards that executive officers should receive as part of the Company’s long-term incentive plan component of compensation packages. The vesting of restricted stock and stock option grants made to the Company’s executive officers and employees and the associated Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) expense recognition is tied to the passage of time rather than conditioned upon fulfillment of certain performance targets.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The Company’s Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation and Development Committee of the Board of Directors:

Coleman Peterson, Chairman

Mary Lou Fiala

James M. Gould

The Compensation and Development Committee Report and the Report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

At various times during 2014 the Compensation and Development Committee was comprised of Coleman Peterson (Chair), Mary Lou Fiala, James M. Gould, Virginia Kent, and Thomas Pinnau, none of whom were employees or current or former officers of the Company, nor had any relationship with the Company required to be disclosed as transactions with related persons pursuant to Item 404(a) of Regulation S-K. No executive of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation and Development Committee or Board of Directors.

2014 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for the fiscal years ended January 3, 2015, December 28, 2013, and December 29, 2012. The Company cautions that the amounts reported in the Stock Awards and Option Awards columns may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on the Company’s stock price when restricted stock vests or the stock option is exercised and on continued employment.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Sharon John(6)	2014	$656,250	$-	$288,756	$153,549	$1,168,913	$166,311	$2,433,779
Chief Executive Officer	2013	336,538	168,867	656,289	770,317	628,086	117,744	2,677,841
and Chief President Bear

Tina Klocke	2014	376,223	-	149,994	79,761	494,000	3,834	1,103,812
Chief Operations Officer	2013	357,000	27,993	49,996	-	311,922	3,020	749,931
	2012	355,116	-	164,841	-	-	4,146	524,103

Voin Todorovic(7)	2014	86,538	20,000	37,503	20,011	77,913	23,015	264,980
Chief Financial Officer

Gina Collins(8)	2014	282,692	75,000	49,990	54,199	165,092	169,055	796,028
Chief Marketing Officer and Brand Bear

Eric Fencl
Chief Administrative	2014	316,154	-	68,688	36,530	234,785	2,278	658,435
Officer, General Counsel	2013	300,000	15,614	34,340	-	173,979	1,871	525,804
and Secretary	2012	298,277	10,000	113,240	-	-	2,266	423,783

Jennifer Kretchmar(9)	2014	142,788	25,000	76,067	27,129	120,649	16,864	408,497
Chief Product and
Innovation Bear

Kenneth Wine(10)	2014	322,038	-	57,514	30,574	184,634	1,277	596,037
Chief Merchandise Bear	2013	300,000	14,438	28,758	-	160,875	746	504,817
	2012	11,538	25,000	27,471	-	-	11	64,020

(1)	Bonus amounts for 2014 represent signing bonuses paid to Mses. Collins and Kretchmar and Mr. Todorovic.
(2)

The amounts appearing in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted in fiscal 2014, fiscal 2013, and fiscal 2012. In fiscal 2014 and 2013, all of the stock awards were in the form of time-based restricted stock. In fiscal 2012, the grants consisted of both performance-based restricted stock and time-based restricted stock. Because the Company did not achieve the threshold earnings per share target for fiscal 2012, all of the performance-based restricted shares were forfeited in March 2013. The recipients have the right to vote and receive dividends as to all unvested shares of time-based restricted stock, but did not have such rights with respect to performance-based restricted stock that was not earned. The time-based restricted stock grants in 2014 vest at the rate of one-third per year over three years from the date of grant, beginning on the first anniversary of the date of grant. The time-based restricted stock grants in 2013 and 2012 vest at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. If any of the performance-based restricted stock grants in 2012 had been earned, they would have also vested at the rate of 25% per year over four years from the date of grant, beginning on the first anniversary of the date of grant. See 2014 Grants of Plan-Based Awards Table. See also Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 3, 2015 for a discussion of the assumptions used in the valuation of awards. The grant date fair value of the performance-based restricted stock presented is based on the achievement of threshold performance levels per the instructions to Item 402(c) of Regulation S-K.

(3)

The amounts appearing the Option Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for options granted in fiscal 2014 and 2013. See Note 12 to the Company’s Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended January 3, 2015 for a discussion of the assumptions used in the valuation of the awards. The exercise price of the option granted to Ms. Collins in fiscal 2014 is equal to the closing price of the Company’s common stock on January 20, 2014, the date of grant, and the option vests at the rate of 25% per year over four years from the grant date. The exercise price of the options granted to Mses. John and Klocke and Messrs. Fencl and Wine in fiscal 2014 is equal to the closing price of the Company’s common stock on March 18, 2014, the date of grant, and the option vests at the rate of one-third per year over three years from the grant date. The exercise price of the option granted to Ms. Kretchmar in fiscal 2014 is equal to the closing price of the Company’s common stock on August 12, 2014, the date of grant, and the option vests at the rate of one-third per year over three years from the grant date. The exercise price of the option granted to Mr. Todorovic in fiscal 2014 is equal to the closing price of the Company’s common stock on September 15, 2014, the date of grant, and the option vests at the rate of one-third per year over three years from the grant date.

(4)

The amounts appearing in Non-Equity Incentive Plan Compensation column represent the total of the (i) 2014 Bonus Plan Payout and (ii) 2014 Performance Cash LTIP Payout for each of the NEOs; provided that the amount disclosed for Ms. Collins includes a 2014 Bonus Plan Payout only. The 2014 Bonus Plan Payouts which were approved in March 2015 were as follows: Sharon John— $958,125; Tina Klocke — $384,500; Voin Todorovic—$50,538; Gina Collins—$165,092; Eric Fencl — $184,634; Jennifer Kretchmar—$83,388; and Kenneth Wine — $184,634. The 2014 Performance Cash LTIP Payouts are as follows: Sharon John— $210,788; Tina Klocke — $109,500; Voin Todorovic—$27,375; Eric Fencl — $50,151; and Jennifer Kretchmar—$37,261. The 2014 Performance Cash LTIP Payouts will vest and be paid at the rate of one-third per year over three years no later than April 15th beginning in 2016, provided the Named Executive Officer remains employed by the Company on the applicable payout date.

(5)

“All Other Compensation” includes relocation reimbursement, the Company’s contribution to the 401(k) plan and to the non-qualified deferred compensation plan, payment by the Company of long-term disability, and life insurance premiums for the benefit of the Named Executive Officers. For fiscal 2014, relocation reimbursements were as follows: Sharon John—$165,479; Voin Todorovic—$22,828; Gina Collins—$168,371; and Jennifer Kretchmar—$16,605. For fiscal 2014, Company contributions to our 401(k) plan were as follows: Tina Klocke — $1,530; Eric Fencl — $1,530; and Kenneth Wine — $561. For fiscal 2014, Tina Klocke received $1,530 in Company contributions to our non-qualified deferred compensation plan. For fiscal 2014, Company-paid premiums for long-term disability insurance were as follows: Sharon John— $616; Tina Klocke — $616; Voin Todorovic—$154; Gina Collins—$565; Eric Fencl — $616; Jennifer Kretchmar—$205; and Kenneth Wine — $596. For fiscal 2014, Company-paid premiums for life insurance were as follows: Sharon John— $216; Tina Klocke — $158; Voin Todorovic—$32; Gina Collins—$119; Eric Fencl — $132; Jennifer Kretchmar—$54; and Kenneth Wine — $120.

(6)	Ms. John’s employment with the Company commenced June 3, 2013.
(7)	Mr. Todorovic’s employment with the Company commenced September 15, 2014.
(8)	Ms. Collins’ employment with the Company commenced January 20, 2014.
(9)	Ms. Kretchmar’s employment with the Company commenced August 12, 2014.
(10)

Mr. Wine’s employment with the Company terminated December 19, 2014. As a result, he forfeited the awards of time-based restricted stock, non-qualified stock options and performance-based cash awards made to him under the 2014 long-term incentive program.

2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended January 3, 2015. All awards were granted pursuant to the Stock Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
		Threshold	Target	Maximum	Units	Options	Awards	Option
	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards

Sharon John	3/18/14 (1)	$328,125	$656,250	$984,375
	3/18/14 (2)	72,188	144,375	216,563
	3/18/14 (3)				30,621			288,756
	3/18/14 (4)					27,225	$9.43	153,549

Tina Klocke	3/18/14 (1)	131,678	263,356	395,034
	3/18/14 (2)	37,500	75,000	112,500
	3/18/14 (3)				15,906			149,994
	3/18/14 (4)					14,142	9.43	79,761

Voin Todorovic	9/15/14 (1)	17,308	34,615	51,923
	9/15/14 (2)	9,375	18,750	28,125
	9/15/14 (5)				2,967			37,503
	9/15/14 (4)					2,640	12.64	20,011

Gina Collins	1/20/14 (1)	56,538	113,077	169,615
	1/20/14 (6)				5,916			49,990
	1/20/14 (7)					10,524	8.45	54,199

Eric Fencl	3/18/14 (1)	63,231	126,462	189,692
	3/18/14 (2)	17,175	34,350	51,525
	3/18/14 (3)				7,284			68,688
	3/18/14 (4)					6,477	9.43	36,530

Jennifer Kretchmar	8/12/14 (1)	28,558	57,115	85,673
	8/12/14 (2)	12,761	25,521	38,282
	8/12/14 (8)				2,188			25,009
	8/12/14 (9)				4,467			51,058
	8/12/14 (4)					3,972	11.43	27,129

Kenneth Wine	3/18/14 (1)	64,408	128,815	193,223
	3/18/14 (2)	14,375	28,750	43,125
	3/18/14 (3)				6,099			57,514
	3/18/14 (4)					5,421	9.43	30,574

(1)

Amounts represent the range of possible cash payouts for fiscal 2014 awards under the 2014 Bonus Plan. This chart reflects the threshold, target and maximum bonus amounts payable under the 2014 Bonus Plan performance year if pre-established financial targets would have been met. The amounts listed above were calculated based on the threshold, target, and maximum percentages as a percentage of the executive’s base salary paid in 2014. The amounts for Mses. Collins and Kretchmar and Mr. Todorovic are prorated to reflect the number of weeks each was employed during fiscal 2014. In accordance with the terms of his Separation Agreement and General Release, Mr. Wine’s bonus was calculated as if he was employed by the Company for the entire fiscal 2014. As noted in the Section entitled “Compensation Discussion and Analysis”, the Company’s pretax income for fiscal 2014 was above the target level and below the maximum level and, therefore, the payout was interpolated between the two payout amounts.

(2)

Amounts represent the range of possible cash payouts for fiscal 2014 awards under the 2014 Performance Cash LTIP. This chart reflects the threshold, target and maximum bonus amounts payable under the 2014 Performance Cash LTIP if pre-established financial targets would have been met. The amounts for Ms. Kretchmar and Mr. Todorovic are prorated to reflect the number of weeks each was employed during fiscal 2014. Ms. Collins did not participate in the 2014 Performance Cash LTIP. In accordance with the terms of the 2014 Performance Cash LTIP, Mr. Wine did not receive a payout as a result of the termination of his employment. As noted in the Section entitled “Compensation Discussion and Analysis”, the Company’s pretax income for fiscal 2014 was above the target level and below the maximum level and, therefore, the payout was interpolated between the two payout amounts.

(3)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over three years beginning on the first anniversary of the grant date. Executives have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $9.43 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718. As a result of the termination of his employment in December 2014, Mr. Wine forfeited his awards.

(4)

These stock options are subject to time-based vesting only and will vest in equal installments over three years beginning on the first anniversary of the grant date. The stock option exercise price is the closing price of the Company’s stock on the date of grant. The grant date fair value is computed in accordance with FASB ASC Topic 718. As a result of the termination of his employment in December 2014, Mr. Wine forfeited his awards.

(5)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over three years beginning on the first anniversary of the grant date. Executives have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $12.64 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(6)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over four years beginning on the first anniversary of the grant date. Executives have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $8.45 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(7)

These stock options are subject to time-based vesting only and will vest in equal installments over four years beginning on the first anniversary of the grant date. The stock option exercise price is the closing price of the Company’s stock on the date of grant. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(8)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over two years beginning on the first anniversary of the grant date. Executives have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $11.43 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(9)

These restricted stock awards are subject to time-based vesting only and will vest in equal installments over three years beginning on the first anniversary of the grant date. Executives have the right to vote and receive dividends as to all unvested shares of time-based restricted stock. The fair market value of the restricted stock on the date of grant was $11.43 per share. The grant date fair value is computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table discloses information regarding outstanding awards under the Company’s Stock Incentive Plan, as amended, as of the fiscal year end of January 3, 2015. In connection with the termination of his employment in December 2014, all of Mr. Wine’s unvested stock options and restricted stock were forfeited.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Sharon John	48,878	146,634	(4)	$6.56	6/3/2023
	-	27,225	(5)	9.43	3/18/2024
						105,654	$2,019,048
Tina Klocke	6,500			34.65	3/8/2015
	36,708			5.11	3/17/2019
	29,872			6.59	3/23/2020
	11,535	3,845	(4)	6.21	3/22/2021
	-	14,142	(5)	9.43	3/18/2024
						38,016	726,486
Voin Todorovic	-	2,640	(5)	12.64	9/15/2024
						2,967	56,699
Gina Collins	-	10,524	(4)	8.45	1/20/2024
						5,916	113,055
Eric Fencl	19,596			5.11	3/17/2019
	17,176			6.59	3/23/2020
	7,926	2,642	(4)	6.21	3/22/2021
	-	6,477	(5)	9.43	3/18/2024
						22,472	429,440
Jennifer Kretchmar	-	3,972	(5)	11.43	8/12/2024
						6,655	127,177

(1)	The amounts appearing in this column represent the total number of time-based stock options that have not vested as of January 3, 2015.
(2)

The amounts appearing in this column represent the total number of time-based restricted shares that have not vested as of January 3, 2015. Restricted stock granted on March 22, 2011 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2011 award by our Named Executive Officers at January 3, 2015 are as follows: Tina Klocke — 4,747; and Eric Fencl — 3,261. Restricted stock granted on March 20, 2012 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2012 award by our Named Executive Officers at January 3, 2015 are as follows: Tina Klocke — 10,082; and Eric Fencl — 6,926. Restricted stock granted on March 19, 2013 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2013 award by our Named Executive Officers at January 3, 2015 are as follows: Tina Klocke — 7,281; and Eric Fencl — 5,001. Restricted stock granted to Ms. John on June 3, 2013 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at January 3, 2015 was 75,033 shares. Restricted stock granted to Ms. Collins on January 20, 2014 vests at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at January 3, 2015 was 5,916 shares. Restricted stock granted on March 18, 2014 vests at the rate of one-third per year over three years from the date of grant beginning on the first anniversary of the grant date. The amounts of unvested restricted stock held under the March 2014 award by our Named Executive Officers at January 3, 2015 are as follows: Sharon John—30,621; Tina Klocke — 15,906; and Eric Fencl — 7,284. One award of restricted stock granted to Ms. Kretchmar on August 12, 2014 vests at the rate of 50% per year over two years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at January 3, 2015 was 2,188 shares. An additional award of restricted stock granted to Ms. Kretchmar on August 12, 2014 vests at the rate of one-third per year over three years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at January 3, 2015 was 4,467 shares. Restricted stock granted to Mr. Todorovic on September 15, 2014 vests at the rate of one-third per year over three years from the date of grant beginning on the first anniversary of the grant date and the amount of unvested restricted stock under this grant at January 3, 2015 was 2,967 shares.

(3)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares that have not vested as of January 3, 2015 and are based on the closing price of $19.11 for the shares of common stock on January 3, 2015.

(4)	These stock options vest at the rate of 25% per year over four years from the date of grant beginning on the first anniversary of the grant date.
(5)	These stock options vest at the rate of one-third per year over three years from the date of grant beginning on the first anniversary of the grant date.

2014 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options that were exercised by our Named Executive Officers and restricted stock that vested during the fiscal year ended January 3, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sharon John	—	—	25,011	$355,907
Tina Klocke	25,000	$8,744	16,689	152,647
Voin Todorovic	—	—	—	—
Gina Collins	—	—	—	—
Eric Fencl	—	—	10,963	100,317
Jennifer Kretchmar	—	—	—	—
Kenneth Wine	—	—	3,309	50,929

2014 NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding our Named Executive Officers’ non-qualified deferred compensation during the fiscal year ended January 3, 2015.

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)(1)	Aggregate Earnings in Last FY($)(1)	Aggregate Balance at Last FYE($)(2)
Sharon John	$-	$-	$-	$-
Tina Klocke(3)	10,866	1,530	10,231	162,983
Gina Collins	-	-	-	-
Eric Fencl	-	-	-	-
Jennifer Kretchmar	-	-	-	-
Kenneth Wine(3)	45,658	-	3,009	48,666

(1)	The amounts included in these columns are reported as compensation in the Summary Compensation Table included in this proxy statement.
(2)

For prior years, all amounts contributed by a Named Executive Officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

(3)

Ms. Klocke and Mr. Wine were the only Named Executive Officers who contributed to the Non-Qualified Deferred Compensation Plan during 2014. In March of each year, contributions to the plan during the preceding fiscal year are matched by the Company. Amounts shown for Registrant Contributions were made in March 2014 as the Company’s matching contribution for 2013 contributions, which was 20% up to the maximum of 6% of contributions made to the plan combined with the contributions made to the Company’s qualified 401(k) plan. The Company’s matching contribution does not fully vest until the participant has been employed by the Company for five years.

A description of the Company’s Non-Qualified Deferred Compensation Plan is included in the “Compensation Discussion and Analysis” Section.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company currently has employment agreements with each of our Named Executive Officers and certain other executives. The material terms of the agreements, as amended, are described below.

The material terms of employment agreements entered into during 2014 with Mses. Collins and Kretchmar and Mr. Todorovic are discussed in the Section “Compensation Discussion and Analysis.”

Ms. John’s agreement has an initial term of three years from June 3, 2013 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement) or without cause. Ms. John may terminate the agreement for good reason (as defined in the agreement). If we terminate Ms. John’s employment without cause or if Ms. John terminates her employment for good reason, we are obligated to continue her base salary for a period of 12 months after her termination (24 months if such termination occurs within 12 months after a change of control (as defined in the agreement)), such payments to be reduced by any amounts received from a subsequent employer during such period, and for the period that welfare benefits are continued under COBRA, we will continue to pay the Company’s portion of the medical plan premium. As compensation for her services, Ms. John will receive an annual base salary at a rate not less than $625,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. If the Company meets or exceeds certain performance objectives determined annually by the Compensation and Development Committee, Ms. John will receive an annual bonus of not less than 100% of her annual base salary, payable in either cash, stock, stock options or a combination thereof. The employment agreement also provides that for the term of the employment agreement and for one year thereafter, subject to specified limited exceptions, Ms. John may not become employed by or interested directly or indirectly in or associated with the Company’s competitors who are located within the United States or within any country where the Company has established a retail presence. In the event of her termination due to death, disability, or by the Company without cause, or if Ms. John terminates her employment for good reason, Ms. John or her beneficiaries or estate, will still be entitled to a bonus for such year prorated based on the number of full weeks she was employed during the year, subject to achievement of the bonus criteria. If any payments under the employment agreement or another arrangement would become subject to the excise tax imposed by Section 4999 of the Code, the payments will be reduced to the greatest amount payable that would not trigger such excise tax.

In connection with the anticipated termination of Ms. Klocke’s employment on April 3, 2015, Ms. Klocke and the Company entered into a Separation Agreement and General Release, the terms of which are discussed in the “Compensation Discussion and Analysis” Section of this proxy statement. Prior to this, the terms of Ms. Klocke’s employment were governed by an employment agreement that had an initial term of three years from March 7, 2004, renewing from year-to-year thereafter. As compensation for her services, Ms. Klocke received an annual base salary at a rate not less than $190,000, subject to an annual review and adjustment according to the terms of the agreement. Ms. Klocke’s 2014 annual base salary was $364,140. Ms. Klocke was eligible for an annual bonus of not less than 35% of her annual base salary if the Company exceeded certain performance objectives determined annually by our Board of Directors, payable in cash, stock, stock options or a combination thereof. For 2014, her bonus target was 70% of her annual base salary. The agreement also provided for circumstances pursuant to which the Company and Ms. Klocke could have terminated her employment.

Mr. Fencl’s agreement had an initial term of three years from July 1, 2008 and renews from year-to-year thereafter. The agreement may be terminated by the Company prior to the end of the term upon death, disability, for cause (as defined in the agreement), or without cause. Mr. Fencl may terminate the agreement in the event the Company materially breaches the agreement and fails to cure such breach after notice or the Company issues a notice of non-renewal which results in the expiration of the agreement. If we terminate Mr. Fencl’s employment without cause or if Mr. Fencl terminates his employment for good reason (as defined in the agreement), we are obligated to continue his base salary for a period of 12 months after his termination, such payments to be reduced by any amounts received from a subsequent employer during such period. For the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium. As compensation for his services, Mr. Fencl will receive an annual base salary at a rate not less than $264,000 which rate will be reviewed annually and be commensurate with similarly-situated executives in similarly-situated firms. During the time since his employment agreement was entered into in July 2008, Mr. Fencl has periodically received salary increases. Effective March 2014, Mr. Fencl’s annual base salary was $306,000 following such review. If Mr. Fencl’s performance targets are achieved, his salary must be increased annually by no less than the average percentage increase given to all of our other executive employees during that fiscal year. If the Company exceeds certain performance objectives determined annually by our Board of Directors, Mr. Fencl will receive an annual bonus of not less than 35% of his annual base salary, payable in cash, stock, stock options or a combination thereof. For 2014, his bonus target was 40% of his annual base salary. Mr. Fencl’s employment agreement provides for that for the term of the agreement and for one year thereafter, he may not become employed by or interested directly or indirectly in or associated with our competitors who are located within the United States or within any country where we have established a retail presence. In addition, his agreement states that in the event of his employment termination due to death, disability, or our breach, Mr. Fencl or his beneficiaries or estate will be entitled to a bonus for such year, prorated based on the number of full weeks the employee was employed during the year.

In connection with the termination of Mr. Wine’s employment on December 19, 2014, Mr. Wine and the Company entered into a Separation Agreement and General Release, the terms of which are discussed in the “Compensation Discussion and Analysis” Section of this proxy statement. Prior to this, the terms of Mr. Wine’s employment were governed by an employment agreement that had an initial term of three years from December 3, 2012. As compensation for his services, Mr. Wine received an annual base salary at a rate not less than $300,000, subject to an annual review and adjustment according to the terms of the agreement. Mr. Wine’s 2014 annual base salary was $306,000. Mr. Wine was eligible for an annual bonus of not less than 40% of his annual base salary if the Company exceeded certain performance objectives determined annually by our Board of Directors, payable in cash, stock, stock options or a combination thereof. For 2014, his bonus target was 40% of his prorated annual base salary. The agreement also provided for circumstances pursuant to which the Company and Mr. Wine could have terminated his employment.

Potential Payments Upon Termination or Change-In-Control

Our Named Executive Officers are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. The following table presents potential payments to Mses. John, Collins and Kretchmar and Messrs. Todorovic and Fencl as if his or her employment had been terminated as of January 3, 2015, the last day of fiscal 2014. The amounts disclosed for Ms. Klocke and Mr. Wine reflect benefits due to them pursuant to the terms of the Separation Agreements and General Releases that each of them entered into with the Company in connection with the termination of their employment with the Company. Mr. Wine’s employment terminated on December 19, 2014, and Ms. Klocke’s employment will terminate on April 3, 2015.

The termination benefits provided to our Named Executive Officers upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each Named Executive Officer earned or accrued prior to termination, such as the officer’s balances in our Non-Qualified Deferred Compensation Plan, previously vested options and restricted stock, and accrued vacation. For information about these previously earned and accrued amounts, see the “Outstanding Equity Awards at 2014 Fiscal Year-End”, “2014 Option Exercises and Stock Vested” and “Non-Qualified Deferred Compensation” tables located elsewhere in this proxy statement.

Name/Circumstance	Salary Continuation(1)	Bonus(2)	Equity With Accelerated Vesting(3)	Continued Perquisites and Benefits(4)	Total
Sharon John
Death	$-	$958,125	$4,122,843	$-	$5,080,968
Disability	-	958,125	-	-	958,125
Severance Termination(5)	634,375	958,125	-	11,776	1,604,276
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	1,268,750	958,125	4,122,843	11,776	6,361,494
Change-in-Control (no termination)	-	-	4,122,843	-	4,122,843
Tina Klocke
Terms of Separation Agreement	364,140	384,500	-	1,060	749,700
Voin Todorovic
Death	-	50,538	73,780	-	124,318
Disability	-	50,538	-	-	50,538
Severance Termination(5)	300,000	50,538	-	11,879	362,417
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	450,000	50,538	73,780	11,879	586,197
Change-in-Control (no termination)	-	-	73,780	-	73,780
Gina Collins
Death	-	165,092	225,241	-	390,333
Disability	-	165,092	-	-	165,092
Severance Termination(5)	300,000	165,092	-	11,879	476,971
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	450,000	165,092	225,241	11,879	852,212
Change-in-Control (no termination)	-	-	225,241	-	225,241
Eric Fencl
Death	-	184,634	526,219	-	710,853
Disability	-	184,634	-	-	184,634
Severance Termination(5)	306,000	184,634	-	8,449	499,083
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	306,000	184,634	526,219	8,449	1,025,302
Change-in-Control (no termination)	-	-	526,219	-	526,219
Jennifer Kretchmar
Death	-	83,388	157,682	-	241,070
Disability	-	83,388	-	-	83,388
Severance Termination(5)	375,000	83,388	-	11,879	470,267
Termination for Cause	-	-	-	-	-
Involuntary Termination if Change-in Control	562,500	83,388	157,682	11,879	815,449
Change-in-Control (no termination)	-	-	157,682	-	157,682
Kenneth Wine
Terms of Separation Agreement	317,769	184,634	-	6,065	508,468

(1)

Severance pay is salary continuation of base salary 12 months for the NEOs above, (24 months for Ms. John if she is terminated without cause within 12 months after a change-in-control and 18 months for Mses. Collins and Kretchmar and Mr. Todorovic if they are terminated without cause within 12 months after a change-in-control). For Ms. John and Mr. Fencl, severance pay would be reduced by the amount of any cash compensation from a subsequent employer during such period. In accordance the terms of Mr. Wine’s separation agreement, he will receive salary continuation for 54 weeks following the termination of his employment reduced by the amount of any cash compensation from a subsequent employer during such period.

(2)

Where indicated, the Named Executive Officer is entitled to pro-rated bonus based on the number of full calendar weeks during the applicable fiscal year during which the executive was employed. Amount shown is the actual bonus approved in March 2015 based on the Company’s 2014 performance.

(3)

The amounts appearing in this column represent the aggregate market value of time-based restricted shares and the value of stock options, the vesting of which would have been accelerated, each based on the closing price of $19.11 for the shares of common stock on January 2, 2015.

(4)

For the period that welfare benefits are continued under COBRA, the Company will continue to pay the Company’s portion of the medical plan premium for Ms. John and Mr. Fencl and the Company’s portion of the medical, dental, and vision plan premiums for Mses. Collins and Kretchmar and Mr. Todorovic. Ms. Klocke’s separation agreement requires the Company to pay the Company’s portion of plan premiums for all employee welfare plans in which she participates for 12 months following her termination date. Mr. Wine’s separation agreement requires the Company to pay the Company’s portion of group health plan coverage for up to 18 months following his termination date.

(5)

Severance Termination would occur if the Company terminated the executive without cause or the executive terminated his or her employment for good reason (as each is defined in the applicable employment agreement).

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended January 3, 2015. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to act in that capacity for fiscal 2015, which ends on January 2, 2016. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as principal independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 2, 2016.

Principal Accountant Fees

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended January 3, 2015 and December 28, 2013, as well as fees billed for other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$712,900	$598,300
Audit-Related Fees	—	—
Tax Fees(2)	187,600	104,400
All Other Fees	—	—
Total Fees	$900,500	$702,700

(1)

Audit Fees are fees paid for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim consolidated financial statements and statutory audit requirements at certain non-U.S. locations.

(2)	Tax Fees are fees paid for a transfer pricing study, compliance services and tax consultation.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee Charter requires the Audit Committee’s pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may consult with management as part of the decision making process, but may not delegate this authority to management. Pursuant to a delegation of authority from the Audit Committee, the Chair of the Audit Committee may pre-approve such audit or permitted non-audit services. If the Chair approves any such services, any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. All of the services performed by Ernst & Young LLP during the 2014 and 2013 fiscal years were pre-approved by the Audit Committee.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” Section of this proxy statement, the Compensation and Development Committee has designed and implemented executive compensation programs that are intended to align with our stockholders’ interests. The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, to motivate these executive officers to materially contribute to our long-term business success, and to align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Compensation and Development Committee. Accordingly, a significant portion of our Named Executive Officers’ compensation is based on individual and corporate financial performance, while avoiding the encouragement of unnecessary or excessive risk-taking. Their total target direct compensation for 2014 consisted of a mix of base salary, annual cash bonuses based on the achievement of pre-established targets, and long-term incentive awards with target award values allocated among performance-based cash awards, non-qualified stock options, and time-based restricted stock.

In March 2014, annual bonus plan targets were pre-established based on pretax income goals. The mix of long-term incentive compensation awards was adjusted to increase the alignment of the Named Executive Officers’ interests with those of our stockholders through grants with target award values allocated among time-based restricted stock (50% of grant value), non-qualified stock options (25% of grant value), and performance-based cash awards (25% of grant value) which was earned only upon achievement of pre-established pretax income targets. The Company is in the midst of a multi-year turnaround initiative that includes optimizing our real estate by strategically closing, refreshing and reducing the size of select stores, rationalizing our expense structure, and resetting our consumer value equation by reducing discounts and emphasizing our brand experience. In 2014, we saw continued performance improvement. Our total revenues in fiscal 2014 were $392.4 million compared to $379.1 million in fiscal 2013 (fiscal 2014 included 53 weeks compared to 52 weeks in fiscal 2013); consolidated comparable store sales increased 1.6% in fiscal 2014 on top of a 5.1% increase in fiscal 2013; we achieved pre-tax income of $16.0 million compared to a pre-tax loss of $2.1 million in fiscal 2013; and our net income was $14.4 million, or $0.81 per share, an improvement from a net loss of $2.1 million, or $0.13 per share, in fiscal 2013. The Company’s stock price increased from $7.74 at the end of fiscal 2013 to $19.11 at the end of fiscal 2014.

With this significant progress, we exceeded our target pretax income objective. As a result, the payouts under our 2014 Bonus Plan and our 2014 Performance Cash LTIP were 146% of target. We believe these payouts are the result of successful alignment of the interests of our executive officers and stockholders through the establishment of incentive plans which reward our executives for individual and corporate performance-based on targets established by the Committee.

Additional information about the compensation of our Named Executive Officers is provided in the “Executive Compensation” Section of this proxy statement which includes the “Compensation Discussion and Analysis”, compensation tables and narrative discussion.

While this vote is advisory, and not binding on our Company, it will provide information to our Compensation and Development Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the remainder of fiscal 2015 and beyond.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. Management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to the SEC rules:

•

The Audit Committee has reviewed and discussed with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited and consolidated financial statements of the Company for the year ended January 3, 2015 (the “2014 Financial Statements”).

•

Ernst & Young LLP has advised the management of the Company and the Audit Committee that it has discussed with them all the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, which include among other items, matters related to the conduct of the audit of the 2014 Financial Statements.

•

The Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed Ernst & Young LLP’s independence with them.

•

Based upon the aforementioned review, discussions and representations of Ernst & Young LLP, and the unqualified audit opinion presented by Ernst & Young LLP on the 2014 Financial Statements, the Audit Committee recommended to the Board of Directors that the 2014 Financial Statements be included in the Company’s Annual Report on Form 10-K for the 2014 fiscal year and that Ernst & Young LLP be selected as the independent registered public accounting firm for the Company for fiscal 2015.

Submitted by the Audit Committee of the Board of Directors:

Michael Shaffer, Chairman Mary Lou Fiala Braden Leonard

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Our Board of Directors has adopted a policy to provide a process for holders of our securities to send written communications to our Board. Any stockholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number and type of securities owned, length of period held, and proof of ownership;
•	name, age, business and residential address of stockholder; and
•	any individual Director or committee to which the stockholder would like to have the written statement and other information sent.

The Corporate Secretary, or his or her designee, will collect and organize all of such stockholder communications as he or she deems appropriate and, at least once each fiscal quarter, forward these materials to the Non-Executive Chairman, any Committee Chair or individual Director. The Corporate Secretary may refuse to forward material which he or she determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

SELECTION OF NOMINEES FOR THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board, but rather, each nominee is individually evaluated based on his or her individual merits, taking into account our needs and the composition of the Board. The Nominating and Corporate Governance Committee seeks independent Directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates should have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields. The Nominating and Corporate Governance Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources including, without limitation, incumbent Directors, stockholders and our management. Periodically, the Company has engaged independent third party search firms to assist the Company in identifying and evaluating qualified Board candidates.

In all cases, members of the Nominating and Corporate Governance Committee discuss and evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors in detail, and suggest individuals qualified to serve on the Board to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chairman of the Nominating and Corporate Governance Committee, or his or her designee, meets with that nominee to evaluate his or her potential interest in serving on the Board and sets up interviews with the full Nominating and Corporate Governance Committee.

Any stockholder or interested party wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Build-A-Bear Workshop, Inc., 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114:

•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•

a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (for example, memberships on other boards and committees, charitable foundations and the like);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his or her ability to serve on the Board;
•	any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of Directors;
•	a description of any arrangements or understandings between the stockholder and the candidate;
•	any other information that would be useful to the Committee in considering the candidate; and
•	a signed statement from the candidate, confirming his or her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Nominating and Corporate Governance Committee Chair and the Non-Executive Chairman. The Corporate Secretary will also maintain copies of such materials for future reference by the Nominating and Corporate Governance Committee when filling Board positions. The same criteria apply with respect to the Nominating and Corporate Governance Committee’s evaluation of all candidates for membership to the Board. However, separate procedures will apply, as provided in the bylaws, if a stockholder wishes to submit at an annual meeting a Director candidate who is not approved by the Nominating and Corporate Governance Committee or the full Board.

STOCKHOLDER PROPOSALS

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as Directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or between January 15, 2016 and February 14, 2016, in the case of the 2016 annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for Directors at an annual meeting of stockholders.

Stockholder proposals intended to be presented at the 2016 annual meeting must be received by the Company at its principal executive office no later than December 8, 2015 in order to be eligible for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

OTHER MATTERS

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

By Order of the Board of Directors Eric Fencl Chief Administrative Officer, General Counsel and Secretary

APRIL 6, 2015

APPENDIX A

DIRECTIONS TO THE COMPANY’S WORLD BEARQUARTERS

1954 INNERBELT BUSINESS CENTER DRIVE

ST. LOUIS, MISSOURI 63114

Build-A-Bear Workshop’s World Bearquarters is located at 1954 Innerbelt Business Center Drive. Signs will be posted in the parking lot to direct you to the appropriate entrance.

FROM LAMBERT INTERNATIONAL AIRPORT

Take I-70 east and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM DOWNTOWN ST. LOUIS OR ILLINOIS

Take I-70 west and merge onto I-170 south via Exit 238B. Take the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM NORTH COUNTY LOCATIONS

Take I-170 south to the Page Avenue exit, Exit 4. Turn right onto Page Avenue and right onto Innerbelt Business Center Drive.

FROM SOUTH COUNTY LOCATIONS

Take I-270 north to I-64/US-40 east via Exit 12. Merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

FROM WEST COUNTY LOCATIONS

Take I-64/US-40 east and merge onto I-170 north. Take the Page Avenue exit, Exit 4. Turn left onto Page Avenue and turn right onto Innerbelt Business Center Drive.

A-1

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 13, 2015.

Vote by Internet

- Go to **www.investorvote.com/BBW**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of Directors:

	For	Withhold
01 - Braden Leonard	☐	☐
02 - Coleman Peterson	☐	☐
03 - Michael Shaffer	☐	☐

+

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3 AND 4.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X +

021IJA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Build-A-Bear Workshop, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUILD-A-BEAR WORKSHOP, INC.

The undersigned hereby appoints Chief Executive Officer Sharon John, Chief Financial Officer Voin Todorovic, and Chief Administrative Officer, General Counsel and Secretary Eric Fencl, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Build-A-Bear Workshop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on May 14, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)